Exhibit 2.1*

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
Vertro, Inc.
Inuvo, Inc.
and
Anhinga Merger Subsidiary, Inc.
Dated as of October 16, 2011

1

i

Section 8.15	Interpretation	84
Section 8.16	Further Assurances	85
Section 8.17	Definitions	85

Index of Defined Terms
Page
Acquisition Proposal	64
Acquisition Transaction	64
Action	71
affiliates	85
AGC	28
Agreement	1
Alternate Financing	74
Bank Letter	74
Bridge Bank	74
business day	85
Certificate	5
Certificate of Merger	2
Closing	2
Closing Date	2
Code	1
Company	1
Company Approvals	14
Company Benefit Plans	20
Company Change of Recommendation	63
Company Common Stock	4
Company Disclosure Schedule	9
Company Employees	22
Company Equity Awards	12
Company Joint Venture	10
Company Leased Real Property	25
Company Material Adverse Effect	10
Company Material Contract	27
Company Organizational Documents	10
Company Permits	17
Company Permitted Lien	14
Company Preferred Stock	11
Company Real Property Leases	25
Company Recommendation	13
Company Restricted Stock Unit	9
Company SEC Documents	15
Company Stock Option	8
Company Stockholder Approval	27
Company Stockholders Meeting	67
Company Subsidiaries' Equity Interests	11

v

Company Superior Offer	64
Company Termination Fee	80
Confidentiality Agreement	61
Contract	27
control	85
Converted Option	8
Converted Restricted Stock Unit	9
Craig Hallum	46
Designated Directors	3
DGCL	2
Disclosing Party	60
Effective Time	2
End Date	78
Environment	24
Environmental Law	24
ERISA	20
ERISA Affiliate	20
Exchange Act	14
Exchange Agent	5
Exchange Ratio	4
Form S-4	65
GAAP	16
Governmental Entity	14
Hazardous Materials	24
Indemnified Party	71
Inquiry	62
Intellectual Property Rights	26
knowledge	85
Law	17
Laws	17
Lien	14
Merger	1
Merger Consideration	4
Merger Sub	1
New Plans	68
NYSE Amex	3
Old Plans	68
Parent	1
Parent Approvals	34
Parent Employees	41
Parent Leased Real Property	43
Parent Permits	37
Parent Recommendation	33

Parent Stockholders Meeting	67
Parent Termination Fee	80
Parent Benefit Plans	39
Parent Common Stock	4
Parent Disclosure Schedule	29
Parent Equity Awards	32
Parent Insurance Policies	44
Parent Joint Venture	30
Parent Material Adverse Effect	30
Parent Material Contract	45
Parent Organizational Documents	29
Parent Permitted Lien	34
Parent Preferred Stock	31
Parent Real Property Leases	43
Parent SEC Documents	35
Parent Stock Issuance	65
Parent Stockholder Approval	46
Parent Subsidiaries' Equity Interests	31
Parent Warrant	31
Permitted Encumbrances	25
person	85
Receiving Party	60
Representatives	60
Required Stockholders Meeting	67
Restraints	75
Rights Plan	47
Sarbanes-Oxley Act	15
SEC	15
Share	4
Subsidiaries	85
Surviving Corporation	2
Takeover Laws	28
Tax Return	19
Taxes	19
Transactions	1
Union	22
WARN Act	22

AGREEMENT AND PLAN OF MERGER, dated as of October 16, 2011 (this “Agreement”), by and among Vertro, Inc., a Delaware corporation (the “Company”), Inuvo, Inc., a Nevada corporation (“Parent”), and Anhinga Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (“Merger Sub”).
W I T N E S S E T H:
WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”).
WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger (the “Transactions”), (ii) approved and adopted the execution, delivery and performance of this Agreement and the consummation of the Transactions and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement and approval of the Transactions, including the Merger, by the stockholders of the Company.
WHEREAS, the Board of Directors of Parent has (i) determined that it is in the best interests of the Parent and its stockholders, and declared it advisable, to enter into this Agreement and to consummate the Transactions, (ii) approved and adopted the execution, delivery and performance of this Agreement and the consummation of the Transactions and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend approval of the Transactions, including the Merger, by the stockholders of Parent.
WHEREAS, the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its stockholder, and declared it advisable, to enter into this Agreement and to consummate the Transactions, and (ii) approved and adopted the execution, delivery and performance of this Agreement and the consummation of the Transactions.
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Transactions, including the Merger, and also to prescribe certain conditions to the Transactions, including the Merger.
WHEREAS, Parent and the Company intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE i

THE MERGER
Section 1.1    The Merger
At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent. The effects and consequences of the Merger shall be as set forth in this Agreement and the DGCL.
Section 1.2    Closing
. The closing of the Merger (the “Closing”) will take place at the offices of Porter, Wright, Morris & Arthur LLP, Columbus, OH, at 10:00 a.m. local time, as soon as practicable and, in any event, within three business days of the date on which the last of the conditions set forth in Article VI hereof is satisfied or waived (other than those conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions), or at such other place, date and time as the Company and Parent may agree in writing (the “Closing Date”).
Section 1.3    Effective Time
. Subject to the provisions of this Agreement, on the Closing Date, the parties shall file a certificate of merger or other appropriate document providing for the Merger (the “Certificate of Merger”) in a form mutually agreed upon by Parent and the Company (acting reasonably), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger in accordance with the DGCL, or at such later time as is agreed by the parties hereto and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).
Section 1.4    Effects of the Merger
. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers, immunities and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation, all as provided under the DGCL and the other applicable Laws.
Section 1.5    Certificate of Incorporation and Bylaws of the Surviving Corporation

. At the Effective Time, the certificate of incorporation of the Company and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the certificate of incorporation and bylaws of Merger Sub, and as so amended shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.9. For the avoidance of doubt, the name of the Surviving Corporation shall be the name of the Company.
Section 1.6    Directors
. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
Section 1.7    Officers
. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
Section 1.8    Subsequent Actions
. If at any time after the Effective Time the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
Section 1.9    Directors and Executive Officers of Parent
.     Parent shall secure the resignation, prior to the Effective Time, of at least two of its directors, which such resignations shall be effective as of the Effective Time. Parent agrees to provide the Company with notice of which Parent Directors from which it intends to secure resignations as soon as reasonably practicable following the date of this Agreement, but in no event later than ten (10) days following the date of this Agreement. Parent shall also take all requisite action necessary to and shall increase the size of its Board of Directors to seven members prior to the Effective Time. Of the four vacancies after such resignations and increase in the size of the Parent Board of Directors, Parent agrees to fill three of the vacancies, effective immediately after the Effective Time, with the current members of the Company Board of Directors to be listed by the Company on Schedule 1.9 to the Company Disclosure Schedule (the

“Designated Directors”), which Schedule 1.9 shall be deemed to be part of the Company Disclosure Schedule when delivered to Parent, which the Company shall deliver as soon as practicable following the date of this Agreement, but in no event later than ten (10) days following the date of this Agreement. If prior to the Effective Time, one or more of the Designated Directors are unwilling or unable to serve as a director of Parent for any reason, then the Company shall replace such person or persons; provided, however, that only one Designated Director may be non-independent under the NYSE Amex LLC (“NYSE Amex”) independence rules and regulations. The remaining vacancy shall be filled by the mutual agreement of Parent and the Company. The Parent Board shall take action prior to the Effective Time, such that immediately following the Effective Time, Richard Howe will be elected as the Executive Chairman of the Board of Parent and Peter Corrao will be elected President and Chief Executive Officer of Parent.
Article II

TREATMENT OF SHARES
Section 2.1    Effect on Stock
. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:
(a)    Conversion of Company Common Stock. Subject to Section 2.1(b), Section 2.3, and Section 2.4, each issued and outstanding share of common stock, par value $0.005 per share, of the Company outstanding immediately prior to the Effective Time (the “Company Common Stock,” and each, a “Share”), shall thereupon be canceled and, subject to the provisions of Section 2.1(b), shall be automatically converted into the right to receive 1.546 (the “Exchange Ratio”) fully paid and nonassessable shares of Parent’s common stock, par value $0.001 per share (“Parent Common Stock”) (such Parent Common Stock, together with any cash paid in respect of fractional shares in accordance with Section 2.3, the “Merger Consideration”). As of the Effective Time and upon such conversion, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or book entry representing any such non-certificated shares), which immediately prior to the Effective Time represented any such shares of Company Common Stock, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, (together with any dividends or other distributions payable in respect thereof pursuant to Section 2.2(c)), in respect of such Shares upon the surrender of the certificate or book entry representing such shares in accordance with Section 2.2(b) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided by Section 2.2(h).
(b)    Cancellation of Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company as treasury stock or any Subsidiary of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.
(c)    Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of stock of the Surviving Corporation. No capital stock of the Merger Sub will be issued or used in the Merger.
(d)    Adjustments. The Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to the Company, which shall occur between the date of this Agreement and the Effective Time.
Section 2.2    Exchange of Shares
.
(a)    Exchange Agent. Prior to the filing of the Joint Proxy Statement/Prospectus, Parent and the Company shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the purpose of exchanging certificates or book entries, as applicable, which immediately prior to the Effective Time evidenced shares of Company Common Stock (the “Certificate”), for the Merger Consideration pursuant to an exchange agent agreement in form and substance reasonably satisfactory to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent the Merger Consideration to be exchanged or paid in accordance with this Article II, and Parent shall make available from time to time after the Effective Time, as necessary, cash in an amount sufficient to pay any cash payable in lieu of fractional shares pursuant to Section 2.3 and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 2.2(c).
(b)    Exchange Procedures. As soon as practicable after the Effective Time, the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock immediately prior to the Effective Time whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, promptly after the Effective Time, (i) a letter of transmittal for use in such exchange (which shall be in form and substance reasonably satisfactory to Parent and the Company and shall specify that the delivery shall be effected, and risk of loss and title in respect of the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions to effect the surrender of the Certificates in exchange for the applicable Merger Consideration and any dividends or other distributions payable in respect thereof pursuant to Section 2.2(c). Each holder of Company Common Stock that has been converted into the right to receive the applicable Merger Consideration and any dividends or other distributions payable in respect thereto pursuant to Section 2.2(c), upon surrender to the Exchange Agent of a Certificate or Certificates, together with a properly completed letter of transmittal covering such Shares and other documents as the Exchange Agent may reasonably require, shall be entitled to receive the Merger Consideration payable in respect of such shares of Company Common Stock. The holder of such Certificate, upon delivery thereof to the Exchange Agent, shall also receive any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c). Certificates surrendered shall forthwith be cancelled as of the Effective Time. Until so surrendered, each such Certificate, following the Effective Time, shall represent for all purposes only the right to receive the applicable Merger Consideration and any dividends or other distributions payable upon the surrender of such certificates pursuant to Section 2.2(c). No interest shall be paid or accrued for the benefit of holders of the Certificates on cash amounts payable upon the surrender of such certificates pursuant to this Section 2.2. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if any certificate or book entry for the applicable Merger Consideration is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance thereof that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall have paid to the Exchange Agent any transfer or other taxes required as a result of the issuance of a certificate or book entry representing shares of Parent Common Stock in any name other than that of the registered holder of such Company Common Stock, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, “person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Entity.
(c)    Parent Dividends and Distributions. Whenever a dividend or other distribution is declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of Common Stock issuable pursuant to this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock such holder is entitled to receive until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of this Section 2.2. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.
(d)    Withholdings. Each of Parent, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold,

from any consideration payable or otherwise deliverable under this Agreement, such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the person(s) to whom such amounts would otherwise have been paid.
(e)    No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided herein and by applicable Law. The Merger Consideration paid in respect of shares of Company Common Stock, upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares of Company Common Stock previously represented by such Certificates. From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to the Shares that were outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
(f)    Termination of Exchange Fund. At any time commencing one year after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it) that had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any person previously entitled thereto.
(g)    No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(h)    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such person of a bond in such reasonable amount as Parent or the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby, deliverable in respect thereof pursuant to this Agreement.
Section 2.3    Fractional Shares
. No certificates representing less than one share of Parent Common Stock shall be issued in exchange for shares of Company Common Stock upon the surrender for exchange of a Certificate. In lieu of any such fractional share, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.2(h) shall be paid upon such surrender (and after taking into account and aggregating shares of Company Common Stock represented by all Certificates surrendered by such holder) cash (without interest) in an amount equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account and aggregating all shares of Company Common Stock represented by all Certificates surrendered by such holder) would otherwise be entitled by (b) the closing price for a share of Parent Common Stock on the NYSE Amex on the last trading day immediately preceding the Effective Time.
Section 2.4    Stock Options and Other Stock-Based Awards
.
(a)    Company Stock Options. From and the after the Effective Time options to purchase shares of Company Common Stock (each, a “Company Stock Option”) held by any current or former employee, consultant, independent contractor or director, which are outstanding immediately prior to the Effective Time automatically will be converted into and become options to purchase Parent Common Stock (each, a “Converted Option”), in each case, on terms substantially identical to those in effect immediately prior to the Effective Time under the terms of the stock incentive plan or other related agreement or award pursuant to which such Company Stock Option was granted (after giving effect to any acceleration of vesting that occurs by reason of the transactions contemplated by this Agreement); provided, that from and after the Effective Time, (i) each such Converted Option may be exercised solely to purchase or otherwise in respect of shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock issuable upon exercise of such Converted Option shall be equal to the number of shares of Company Common Stock that were issuable upon exercise of the corresponding Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (iii) the per share exercise price under such Converted Stock Option shall be the per share exercise price of the corresponding Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent.

(b)    Company Restricted Stock Units. From and the after the Effective Time, restricted stock units based on Company Common Stock held by any current or former employee, consultant, independent contractor or director (a “Company Restricted Stock Unit”), which are outstanding immediately prior to the Effective Time automatically will be converted into and become a right to receive from Parent a restricted stock unit (each, a “Converted Restricted Stock Unit”) restricted as applicable after giving any effect to any terms and conditions resulting from the Transactions, in respect of Parent Common Stock (and cash in lieu of fractional shares) equal to the product of (A) the total number of shares of Company Common Stock subject to such grant of Company Restricted Stock Units at the target level of performance and (B) the Exchange Ratio.
(c)    Form S-8. As soon as practicable following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering shares of Parent Common Stock subject to issuance upon the exercise of the Converted Options and payment of Converted Restricted Stock Units in respect of Parent Company Stock issuable in accordance with Section 2.4(b). The Company shall cooperate with, and assist Parent in the preparation of, such registration statement. Parent shall keep such registration statement effective (and maintain the current status of the prospectus required thereby) for so long as any Converted Options or Converted Restricted Stock Units remain outstanding.
Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub that except (i) as set forth in the “Company Disclosure Schedule” (as such term is used in the Merger Agreement), a copy of which has been provided to Parent and Merger Sub, with specific reference to the particular Article or Section of this Agreement to which the information set forth in such schedule relates (it being agreed that disclosure of any item in any Article or Section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other Article or Section to which the relevance of such item is reasonably apparent) or (ii) as and to the extent set forth in the publicly available reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the SEC on or after January 1, 2011 and before the date hereof, to the extent the relevance of the disclosure is reasonably apparent (excluding any statements made in forward-looking disclosures which are not strictly factual statements, whether or not contained under the heading “forward-looking statements”):
Section 3.1    Qualification, Organization, Subsidiaries, etc.
(a)    Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing, character or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of its certificate of incorporation and bylaws (the “Company Organizational Documents”) and has made available to Parent prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws or other equivalent organizational documents of each of its Subsidiaries, each as amended through the date hereof. Neither the Company nor any Subsidiary of the Company is in material violation of any provision of its certificate of incorporation or bylaws (or equivalent organizational documents).
(b)    Section 3.1(b)(i) of the Company Disclosure Schedule sets forth a complete list, as of the date hereof, of each Subsidiary of the Company and its jurisdiction of organization or formation and the jurisdictions in which they are qualified to do business. Section 3.1(b)(ii) of the Company Disclosure Schedule sets forth each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other person or persons in each such Subsidiary. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable. Except as set forth in Section 3.1(b)(ii) of the Company Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, in each case free and clear of all Liens, except for Company Permitted Liens. Except as set forth in Section 3.1(b)(iii) of the Company Disclosure Schedule, except for the capital stock and other equity interests of its Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity interest in any other person (including through participation in any joint venture or similar arrangement), other than the ownership of securities primarily for investment purposes as part of routine cash management or investments of 1% or less in publicly traded companies, and there are no Company Joint Ventures. “Company Joint Venture” means any corporation, limited liability company, partnership, joint venture, trust or other entity which is not a Subsidiary of the Company and in which (i) the Company, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests (other than the ownership of securities primarily for investment purposes as part of routine cash management or investments of 1% or less in publicly traded companies) or (ii) the Company or a Subsidiary of the Company is a general partner.
(c)    As used in this Agreement, a “Company Material Adverse Effect” means (A) an event, change, effect, development, state of facts, condition or occurrence that, individually or in the aggregate, is or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or prevents the consummation of the Merger or the ability of the Company to consummate the Transactions, or (B) the occurrence of the event set forth on Section 3.1(c) of the

Company Disclosure Schedule; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or there will be, a Company Material Adverse Effect: (i) changes generally affecting the economy, financial or securities markets in the United States or elsewhere in the world, (ii) changes affecting the industry or industries in which the Company or its Subsidiaries operate generally or in any specific jurisdiction or geographical area to the extent such changes do not adversely affect the Company or the Company’s Subsidiaries in a disproportionate manner; (iii) any taking of any action at the written request of Parent or Merger Sub or with the written consent of Parent or Merger Sub, (iv) any adoption, implementation, promulgation, repeal, modification, reinterpretation, change or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional or state Governmental Entity, (v) any changes in GAAP or accounting standards or interpretations thereof, (vi) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism, (vii) any decline in the market price, or change in trading volume, of the Company Common Stock (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Company Material Adverse Effect may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (viii) any change resulting from or arising out of the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Subsidiaries, and (ix) any failure by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Company Material Adverse Effect may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).
Section 3.2    Stock
.
(a)    The authorized stock of the Company consists of 40,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, $0.005 par value per share (the “Company Preferred Stock”). As of the close of business on the business day immediately preceding the date of this Agreement (i) 7,154,941 shares of Company Common Stock were issued and outstanding, (ii) 462,544 shares of Company Common Stock were held in treasury, (iii) 694,740 shares of Company Common Stock were issuable pursuant to Company Stock Plans in respect of Company Stock Options and Company Restricted Stock Units, and (iv) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock and all of the outstanding equity interests of each Company Subsidiary (collectively, the “Company Subsidiaries’ Equity Interests”) are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any pre-emptive right, purchase option, call, right of first refusal or any similar right and all shares of Company Common Stock reserved for issuance under Company Stock Plans as noted in clause (iii) hereof, when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any pre-emptive right, purchase option, call, right of first refusal or any similar right. No shares of Company Common Stock are held by any Subsidiary of the Company. Except as set forth in this Section 3.2(a), at the close of business on the business day immediately preceding the date of this Agreement, no shares of stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries were issued, reserved for issuance or outstanding.
(b)    Except as set forth in subsection (a) above, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance or repurchase of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its Subsidiaries to (i) issue, transfer or sell or cause to be issued, transferred or sold, any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.
(c)    Except for the awards to acquire shares of Company Common Stock under the Company Stock Plans, neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter.
(d)    There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of, the capital stock or other equity interest of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is under any obligation, or is bound by any contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or any Company Subsidiaries’ Equity Interests.
(e)    The Company has delivered or made available to Parent an accurate and complete copy of the Company Stock Plans and the forms of award agreements for Company Stock Options or Company Restricted Stock Units (collectively, “Company Equity Awards”). There have been no repricings of any Company Stock Options through amendments, cancellation and reissuance or other means during the current or prior two (2) calendar years. None of the Company Equity Awards have been granted in contemplation of the Merger or the transactions contemplated in this Agreement and no

Company Equity Awards have been granted since September 30, 2011. None of the Company Stock Options were granted with an exercise price below or deemed to be below fair market value on the date of grant. All grants of Company Equity Awards were validly made and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the consolidated financial statements of the Company in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Company Stock Options.
(f)    All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding Company Subsidiaries’ Equity Interests have been issued and granted in compliance with (i) all applicable Laws and (ii) all requirements set forth in Company Material Contracts applicable to the issuance of Company Common Stock, granting of Company Stock Options, and/or the issuance of equity interests of the Company or any Subsidiary of the Company.
Section 3.3    Corporate Authority Relative to this Agreement; No Violation
.
(a)    The Company has requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Board of Directors of the Company and, except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the Merger or the consummation of the Transactions. The Board of Directors of the Company at a meeting duly called and held at which all directors of the Company were present has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Transactions, (iii) unanimously resolved, subject to Section 5.3, to recommend that the Company’s stockholders approve this Agreement and the Transactions (the “Company Recommendation”) and (iv) directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders’ Meeting, and such resolutions have not been subsequently rescinded, modified or withdrawn in any way. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(b)    Other than in connection with or in compliance with (i) the DGCL, and (ii) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (iii) such consents as may be required under applicable state securities or “blue sky” Laws and the rules and regulations of NASDAQ (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, or action by, the United States, any state of the United States or any foreign governmental or regulatory agency, commission, court, panel, body, entity or authority (each, a “Governmental Entity”) is necessary or required to be obtained or made under applicable Law in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the Transactions by the Company, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    The execution and delivery by the Company of this Agreement do not, and, provided the Company Approvals are obtained, the consummation of the Transactions and compliance with the provisions hereof will not (i) except as set forth on Section 3.3(c) of the Company Disclosure Schedule, conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any material loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, deed of trust, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or delinquent or being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP as shown on the Company’s most recent audited consolidated balance sheet, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet, (D) which does not and would not reasonably be expected to materially impair the continued use and operation of the assets to which they relate as operated as of the date hereof or any property at which the material operations of the Company or any of its Subsidiaries are conducted as of the date hereof (each of the foregoing (A) through (D), a “Company Permitted Lien”), upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or other equivalent organizational document of any Subsidiaries of the Company or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.4    SEC Reports and Financial Statements
.
(a)    The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2010 (the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. Except as set forth in Section 3.4(a) of the Company Disclosure Schedule, there has been no material correspondence between the SEC and the Company since January 1, 2011, that is not available on the SEC’s Electronic Data Gathering and Retrieval database. As of the date of this Agreement, none of the Company’s Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.
(b)    The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15(e) under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and all such required certifications have been made. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective. Neither the Company nor, to the knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.
(c)    The audited consolidated financial statements and unaudited interim consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents complied as to form in all material respects with the rules and regulations of the SEC then in effect, fairly present in all material respects the consolidated financial position of the Company and its consolidated

Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal recurring year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to the Company), and were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
(d)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance-sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries or affiliates.
Section 3.5    No Undisclosed Liabilities
. Except (a) as reflected or reserved against in the Company’s most recent unaudited quarterly consolidated balance sheets (or stated in the notes thereto) included in the Company SEC Documents and (b) for liabilities and obligations incurred since June 30, 2011 in the ordinary course of business consistent with past practice, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto) other than those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.6    Absence of Certain Changes or Events
. Since December 31, 2010, and except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby, (a) the Company and each Subsidiary of the Company has conducted its business in the ordinary course of business consistent with past practice in all material respects, and (b) there has not been a Company Material Adverse Effect. Except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby, there has not been any action taken by the Company or any Company Subsidiary from December 31, 2010, through the date of this Agreement, that if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of subparagraphs (A), (B), (C), (D), (F), (H), and (N) of Section 5.1(a)(ii).
Section 3.7    Investigations; Litigation
. Except as set forth on Section 3.7 of the Company Disclosure Schedule, (ii) there are no actions, suits, inquiries, arbitrations, investigations or proceedings pending (or, to the knowledge of the Company, threatened in writing) against, relating to or affecting the Company or any of its Subsidiaries (including against or in respect of any Company Benefit Plan), or any of their respective properties at law or in equity before and (ii) there are no orders, judgments or decrees of, or before, any Governmental Entity except, in the case of clauses (i) through (ii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or would reasonably be expected to result in damages in excess of $50,000 or material injunctive or other material non-monetary relief.
Section 3.8    Compliance with Law; Permits
.
(a)    The Company and each of its Subsidiaries are, and since January 1, 2008 have been, in compliance with and not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Within the past three years, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of any Governmental Entity, and all rights under any material contract with any Governmental Entity, necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is, and each of its Subsidiaries is, and their respective businesses as currently conducted are, in compliance in all respects with the terms and requirements of such Company Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Notwithstanding anything contained in this Section 3.8, no representation or warranty shall be deemed to be made in this Section 3.8 in respect of Tax or employee benefits matters.
Section 3.9    Tax Matters
.

Except as set forth in Section 3.9 of the Company Disclosure Schedule:
(a)    The Company and its Subsidiaries have timely filed or caused to be filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by the Company or any of its Subsidiaries and all such Tax Returns are true, correct and complete in all material respects, except for such Tax Returns that are not material to the Company and its Subsidiaries. The Company and its Subsidiaries have paid all Taxes shown to be due and payable on such returns.
(b)    All material amounts of Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.
(c)    Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax that has not been accrued for in the Company’s or its Subsidiaries’ books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed, or assessed against the Company or its Subsidiaries, nor has the Company or its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
(d)    The Company and its Subsidiaries have not incurred any liability for Taxes since the date of the Company’s most recent audited consolidated balance sheet other than in the ordinary course of business consistent with past practice.
(e)    Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity that a deficiency, delinquency, claim, audit, suit, proceeding, request for information or investigation is now pending, outstanding or, to the knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries with respect to Taxes. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Company Permitted Liens. Within the preceding four years, no claim has been made in writing by a Governmental Entity of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.
(f)    Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any Tax allocation, indemnification, sharing or similar agreement (other than an agreement solely among two or more of the Company and its Subsidiaries) or owes any amount under any such agreement or arrangement (excluding customary agreements to indemnify lenders in respect of Taxes and customary indemnity provisions in agreements for the acquisition or divestiture of assets) or (ii) is or could be liable for any Tax of any person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury regulations promulgated under the Code (or any similar provision of state, local or foreign Law) by virtue of membership in any affiliated, consolidated, combined or unitary group (other than a group the common parent of which was the Company), or as a transferee or successor, or by contract.
(g)    Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years or otherwise as part of a plan that includes any of the Transactions.
(h)    Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” or “transaction of interest” within the meaning of Section 1.6011-4(b)(2) and (6), respectively, of the Treasury regulations promulgated under the Code.
(i)    Neither the Company nor any of its Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed (except for extensions of time to file Tax Returns other than income Tax Returns or gross receipts Tax Returns, which extensions were obtained in the ordinary course), (ii) has granted any power of attorney that is in force with respect to any matters relating to any Taxes, (iii) has proposed to enter into an agreement relating to Taxes with a Governmental Entity, which proposal is pending or (iv) has, since December 31, 2007, been issued any private letter ruling, technical advice memorandum or other similar agreement or ruling from a Governmental Entity with respect to Taxes.
(j)    As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem, value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing, and (ii) “Tax Return” means any return, report or similar filing (including any elections, notifications, declarations, schedules or attachments thereto, and any amendment thereof) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.
Section 3.10    Employee Benefit Plans
.
(a)    Section 3.10(a) of the Company Disclosure Schedule lists all material compensation or employee benefit plans, programs, policies, agreements, arrangements, or other “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as well as all other arrangements not subject to ERISA, providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retention, change in control, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries or are for the benefit of current or former employees or directors of the Company, its Subsidiaries or any other entity which would be aggregated with the Company and treated as the same employer under Code Section 414(b) or (c) (an “ERISA Affiliate”) (the “Company Benefit Plans”) or under which the Company, any of its Subsidiaries any ERISA Affiliate may have liability.
(b)    Each Company Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to its qualification or, if no such determination has been made, an application for such determination is pending with the Internal Revenue Service and, to the Company’s knowledge, no event has occurred that would reasonably be expected to result in the disqualification of such Company Benefit Plan.
(c)    No Employee Plan constitutes (i) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a “defined benefit plan,” as defined in Section 3(35), (iii) any other plan subject to Title IV of ERISA. No liability under Title IV of ERISA has been incurred by the Company or any its Subsidiaries that has not been satisfied in full when due, and, to the knowledge of the Company, other than routine claims for benefits, no condition exists that could reasonably be expected to result in a material liability to the Company or its Subsidiaries under Title IV of ERISA. Full payment has been made of all amounts which the Company or any ERISA Affiliate is required to have paid as contributions to or benefits under any Company Benefit Plan as of the end of the most recent plan year thereof and there are no unfunded obligations under any Company Benefit Plan that have not been disclosed in writing prior to the Closing. All contributions and contribution obligations have been reflected on the most recent financial statements of the Company.
(d)    Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, the consummation of the Transactions will not (i) entitle any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries to severance, retention or change in control pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such current or former employee, consultant, officer or director.
(e)    There are no material pending or, to the Company’s knowledge, threatened claims against, by or on behalf of, or any Liens filed against or with respect to, any of the Company Benefit Plans or otherwise involving any Company Benefit Plan.
(f)    Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of (a) any “excess parachute payments” within the meaning of Section 280G of the Code, or

(b) any amount that will not be fully deductible as a result of Section 162(m) (or any corresponding provision of state, local or foreign tax law).
(g)    Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of the Company or its Subsidiaries or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.
(h)    Except as required by Section 4908B of the Code and Title I, Part 6 of ERISA, there is no liability in respect of or any obligation to provide post-retirement health and medical benefits for retired or former employees of the Company. After the performance of any or all transactions contemplated by this Agreement, the Parent shall be responsible for providing continuation coverage required under Section 4980B of the Code and Title I, Part 6 of ERISA to all former employees of the Company and the Parent who terminated employment on or before such date and to all persons who are considered “M&A qualified beneficiaries” as defined under Treas. Reg. Section 54.4980B-9 in connection with this transaction.
(i)    Neither the Company nor any ERISA Affiliate has, since October 3, 2004, (i) granted to any Person an interest in a nonqualified deferred compensation plan (as defined in Code Section 409A(d)(1)), which interest has been or, upon lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the tax imposed by Code Section 409A(a)(1)(B) or (b)(4)(A), or (ii) modified the terms of any nonqualified deferred compensation plan in a manner that would cause an interest previously granted under such plan to become subject to the taxes imposed by Code Section 409A. Further, no Person had a legally binding right to an amount under a nonqualified deferred compensation plan of the Company or any ERISA Affiliate prior to January 1, 2005 that is subject to a substantial risk of forfeiture or a requirement to perform future services after December 31, 2004, which would subject such Person to the taxes imposed by Code Section 409A.
Section 3.11    Employment and Labor Matters
.
(a)    As of the date of this Agreement: (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, work rules or other agreement with any labor union, labor organization, employee association, or works council (each, a “Union”) applicable to employees of the Company or any of its Subsidiaries (“Company Employees”), (ii) none of the Company Employees is represented by any Union with respect to his or her employment with the Company or any of its Subsidiaries, (iii) to the Company’s knowledge, within the past three years, no Union has attempted to organize employees at the Company or any of its Subsidiaries or filed a petition with the National Labor Relations Board seeking to be certified as the bargaining representative of any Company Employees, (iv) within the past three years, there have been no actual or, to the Company’s knowledge, threatened (A) work stoppages, lock-outs or strikes, (B) slowdowns, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins or sick-outs by Company Employees, causing significant disruption to the operations of a Company facility or (C) other form of Union disruption at the Company or any of its Subsidiaries and (v) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the knowledge of the Company, threatened with respect to Company Employees.
(b)    Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries are, and within the past three years have been, in compliance with all applicable state, federal, and local Laws respecting labor and employment, including all Laws relating to discrimination, disability, labor relations, unfair labor practices, hours of work, payment of wages, employee benefits, retirement benefits, compensation, immigration, workers’ compensation, working conditions, occupational safety and health, family and medical leave, reductions in force, plant closings, notification of employees, and employee terminations and (ii) neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any state or local Laws requiring notice with respect to such layoffs or terminations.
(c)    To the knowledge of the Company, in the past three years, (i) no Governmental Entity has threatened or initiated any material complaints, charges, lawsuits, grievances, claims, arbitrations, administrative proceedings or other proceeding(s) or investigation(s) with respect to the Company or its Subsidiaries arising out of, in connection with, or otherwise relating to any Company Employees or any Laws governing labor or employment and (ii) no Governmental Entity has issued or, to the Company’s knowledge, threatened to issue any significant citation, order, judgment, fine or decree against the Company or any of its Subsidiaries with respect to any Company Employees or any Laws governing labor or employment.
(d)    The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any material breach or violation of, or cause any payment to be made under, any collective bargaining agreement, employment agreement, consulting agreement or any other employment-related agreement to which the Company or any of its Subsidiaries is a party.
Section 3.12    Environmental Laws and Regulations
.
(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i)    there is no pending or, to the knowledge of the Company,

threatened in writing, claim, lawsuit, investigation or administrative proceeding against the Company or any of its Subsidiaries, under or pursuant to any Environmental Law, and neither the Company nor any of its Subsidiaries has received written notice from any person, including any Governmental Entity, (1) alleging that the Company has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved or (2) requesting information with respect to matters that could result in a claim of liability pursuant to applicable Environmental Law;
(ii)    the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and with all permits, licenses and approvals required under Environmental Laws for the conduct of their business or the operation of their facilities;
(iii)    the Company and its Subsidiaries have all permits, licenses and approvals required for the operation of the businesses and the operation of their facilities pursuant to applicable Environmental Law, all such permits, licenses and approvals are in effect, and, to the knowledge of the Company, there is no actual or alleged proceeding to revoke, modify or terminate such permits, licenses and approvals;
(iv)    to the knowledge of the Company, there has been no release of Hazardous Materials at any real property currently or formerly owned, leased or operated by the Company or any Subsidiary in concentrations or under conditions or circumstances that (A) would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Laws or (B) would require reporting, investigation, remediation or other corrective or response action by the Company or any Subsidiary under any Environmental Law and that has not otherwise been addressed through such reporting, investigation, remediation or other corrective or responsive action by the Company or any Subsidiary; and
(v)    the Company is not party to any order, judgment or decree that imposes any obligations under any Environmental Law and, to the knowledge of the Company, has not, either expressly or by operation of Law, undertaken any such obligations, including any obligation for corrective or remedial action, of any other person.
(b)    As used in this Agreement:
(i)    “Environment” means the indoor and outdoor environment, including any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, building, surface, plant or animal life and natural resources.
(ii)    “Environmental Law” means any Law or any binding agreement issued or entered by or with any Governmental Entity relating to: (A) the protection of the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment; (B) any exposure to or release or threatened release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such release or threatened release; (C) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport or recycling of any Hazardous Materials and recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials; or (D) the presence of Hazardous Materials in any building, physical structure, product or fixture.
(iii)    “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, product or by-product thereof), petroleum, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.
Section 3.13    Real Property
.
(a)    The Company and its Subsidiaries do not own any real property.
(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each material lease and sublease (collectively, the “Company Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (the “Company Leased Real Property”) at which the material operations of the Company or any of its Subsidiaries are conducted as of the date hereof, is valid, binding and in full force and effect, (ii) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Company Leased Real Property that would reasonably be expected to materially and adversely affect the existing use of the Company Leased Real Property by the Company in the operation of its business in the ordinary course thereon and (iii) the Company has not received written notice of any uncured default of a material nature on the part of the Company and, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, with respect to any Company Real Property Lease, and to the knowledge of the Company no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of the Company Real Property Leases, in each parcel of Company Leased Real Property, free and clear of all Liens, except for Company Permitted Liens and conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not materially and adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business in the ordinary course (“Permitted Encumbrances”). As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of any pending, and, to the knowledge of the Company, there is no threatened, condemnation proceeding with respect to any Company Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.14    Personal Property
. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Company Permitted Liens.
Section 3.15    Insurance
. Except for failures to maintain insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:
(a)    the Company and each Company Subsidiary maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries, and
(b)    each of the insurance policies of the Company and the Company Subsidiaries (the “Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of such insurance policies.
Section 3.16    Intellectual Property
.
(a)    Section 3.16(a) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of all Company Intellectual Property Rights that are the subject of any issuance, registration, certificate, application or other filing by, to, or with any Governmental Authority or authorized private registrar, including registered trademarks, registered copyrights, issued patents, domain name registrations, and pending applications for any of the following, and any material unregistered Company Intellectual Property Rights.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own or have a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations therefor, trade secrets, know-how and computer software (collectively, “Intellectual Property Rights”) used in connection with and reasonably necessary for the business of the Company and its Subsidiaries as currently conducted. To the knowledge of the Company, since December 31, 2009, neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party except where such infringement, misappropriation or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no third party is infringing, misappropriating or violating any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries, except where such infringement, misappropriation or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.17    Material Contracts
. Except as set forth in Section 3.17 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (ii) would, after giving effect to the Merger, limit or restrict the Surviving Corporation or any of its Subsidiaries or any successor thereto, from engaging or competing in any line of business or in any geographic area that it currently engages in or that contains exclusivity or non-solicitation provisions with respect to customers, (iii) limits or otherwise restricts the ability of the Company or any of its Subsidiaries to pay dividends or make distributions to its stockholders or (iv) provides for the operation or management of any operating assets of the Company or its Subsidiaries by any person other than the Company or its Subsidiaries. Each Contract of the type described in this Section 3.17, whether or not set forth on Section 3.17) of the Company Disclosure Schedule is referred to herein as a “Company Material Contract.” Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary party thereto enforceable against the Company or its Subsidiary party thereto and, to the knowledge of the Company, each other party thereto, in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and, is in full force and effect, and each of the Company and each of its Subsidiaries which is a party thereto has performed in all material respects all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has knowledge of, or has received written notice of, any violation of or default under (or any condition which with the passage of time or the giving of written notice would cause such a violation of or default under) any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or, after giving effect to the

Merger, a Parent Material Adverse Effect. “Contract” or “contract” means any written agreement, undertaking, contract, commitment, lease, license, permit, franchise, concession, deed of trust, contract, note, bond, mortgage, indenture, arrangement or other instrument or obligation.
Section 3.18    Affiliate Transactions
. To the knowledge of the Company, since December 31, 2010, there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act that have not been otherwise disclosed in the Company SEC Documents publicly filed prior to the date hereof.
Section 3.19    Required Vote of the Company Stockholders
. The vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement and the Transactions, including the Merger, at the Company Stockholders’ Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement and the approval of the Transactions, including the Merger (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock or other securities of the Company or any of its Subsidiaries that is required to adopt this Agreement and approve the Transactions, including the Merger.
Section 3.20    Antitakeover Statutes; Rights Plan
. No Takeover Laws are applicable to the Merger, this Agreement or any of the Transactions. As used in this Agreement, “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” or “business combination statute or regulation” or other similar state antitakeover Laws and regulations. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Transactions, including the Merger.
Section 3.21    Opinion of Financial Advisor
. The Board of Directors of the Company has received the opinion of America’s Growth Capital (“AGC”), dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair to the holders of Company Common Stock (other than Parent and its affiliates) from a financial point of view. The Company shall, promptly following receipt of said opinion in written form, furnish an accurate and complete copy of said opinion to Parent for informational purposes.
Section 3.22    Finders or Brokers
. Except for AGC, (the fees and expenses of which will, prior to the Closing, be the responsibility of the Company), neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the Transactions. The Company has furnished to Parent accurate and complete copies of its agreements with AGC.
Section 3.23    No Additional Representations
.
(a)    Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither the Parent nor Merger Sub has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Parent or Merger Sub furnished or made available to the Company or any of its affiliates, officers, directors, employees or Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of its affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Parent and its Subsidiaries or (b) the future business and operations of the Parent and its Subsidiaries, in each case except as expressly set forth in this Agreement.
(b)    The Company acknowledges and agrees that it (i) has had the opportunity to meet with the management of Parent and to discuss the business, assets and liabilities of the Parent and its Subsidiaries, (ii) has been afforded the opportunity to ask questions of and receive answers from officers of Parent, and (iii) has conducted its own independent investigation of the Parent and its Subsidiaries, their respective businesses, assets, liabilities and the transactions contemplated by this Agreement.
Section 3.24    Ownership of Parent Common Stock
. As of the date hereof, the Company does not (i) either individually or part of a group beneficially own (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Parent.
Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company that except (i) as set forth in the “Parent Disclosure Schedule” (as such term is used in the Merger Agreement), a copy of which has been provided to the Company, with specific reference to the particular Article or Section of this Agreement to which the information set forth in such schedule relates (it being agreed that disclosure of any item in any Article or Section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other Article or Section to which the relevance of such item is reasonably apparent) or (ii) as and to the extent set forth in the publicly available reports, schedules, forms, statements and other documents filed by the Parent with, or furnished by the Parent to, the SEC on or after January 1, 2011 and before the date hereof, to the extent the relevance of the disclosure is reasonably apparent (excluding any statements made in forward-looking disclosures which are not strictly factual statements, whether or not contained under the heading “forward-looking statements”):
Section 4.1    Qualification; Organization, Subsidiaries, etc.
(a)    Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing, character or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company prior to the date of this Agreement a true and complete copy of its certificate of incorporation and bylaws (the “Parent Organizational Documents”) and has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws or other equivalent organizational documents of each of its Subsidiaries, each as amended through the date hereof. Neither the Parent nor any Subsidiary of the Parent is in material violation of any provision of its certificate of incorporation or bylaws (or equivalent organizational documents).
(b)    Section 4.1(b)(i) of the Parent Disclosure Schedule sets forth a complete list, as of the date hereof, of each Subsidiary of the Parent and its jurisdiction of organization or formation and the jurisdictions in which they are qualified to do business. Section 4.1(b)(ii) of the Parent Disclosure Schedule sets forth each of the Parent’s Subsidiaries and the ownership interest of the Parent in each such Subsidiary, as well as the ownership interest of any other person or persons in each such Subsidiary. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Parent have been validly issued and are fully paid and nonassessable. Except as set forth in Section 4.1(b)(ii) of the Parent Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Parent are owned by Parent, by one or more Subsidiaries of Parent or by Parent and one or more Subsidiaries of Parent, in each case free and clear of all Liens, except for Parent Permitted Liens. Except as set forth in Section 4.1(b)(iii) of the Parent Disclosure Schedule, except for the capital stock and other equity interests of its Subsidiaries, neither Parent nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity interest in any other person (including through participation in any joint venture or similar arrangement), other than the ownership of securities primarily for investment purposes as part of routine cash management or investments of 1% or less in publicly traded companies, and there are no Parent Joint Ventures. “Parent Joint Venture” means any corporation, limited liability company, partnership, joint venture, trust or other entity which is not a Subsidiary of Parent and in which (i) Parent, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests (other than the ownership of securities primarily for investment purposes as part of routine cash management or investments of 1% or less in publicly traded companies) or (ii) Parent or a Subsidiary of Parent is a general partner.
(c)    As used in this Agreement, a “Parent Material Adverse Effect” means (A) an event, change, effect, development, state of facts, condition or occurrence that, individually or in the aggregate, is or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of Parent and its Subsidiaries, taken as a whole, or prevents the consummation of the Merger or the ability of Parent to consummate the Transactions, or (B) the occurrence of the event set forth on Section 4.1(c) of the Parent Disclosure Schedule; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or there will be, a Parent Material Adverse Effect: (i) changes generally affecting the economy, financial or securities markets in the United States or elsewhere in the world, (ii) changes affecting the industry or industries in which Parent or its Subsidiaries operate generally or in any specific jurisdiction or geographical area to the extent such changes do not adversely affect Parent or Parent’s Subsidiaries in a disproportionate manner; (iii) any taking of any action at the written request of the Company or with the written consent of the Company, (iv) any adoption, implementation, promulgation, repeal, modification, reinterpretation, change or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional or state Governmental Entity, (v) any changes in GAAP or accounting standards or interpretations thereof, (vi) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism, (vii) any decline in the market price, or change in trading volume, of Parent Common Stock (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Parent Material Adverse Effect may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (viii) any change resulting from or arising out of the identity of, or any facts or circumstances relating to, the Company or its Subsidiaries, (ix) any failure by Parent to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Parent Material Adverse Effect may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect).
Section 4.2    Stock
(a)    The authorized stock of Parent consists of 20,000,000 shares of Parent Common Stock and 500,000 shares of preferred stock, $0.001 par value per share (the “Parent Preferred Stock”). As of the close of business on the business day immediately preceding the date of this Agreement (i) 10,035,791 shares of Parent Common Stock were issued and outstanding, (ii) 551,696 shares of Parent Common Stock were held in treasury, (iii) 1,584,473 shares of Parent Common Stock were issuable pursuant to Parent Stock Plans in respect of Parent Stock Options and Parent Restricted Stock Units, (iv) 916,597 shares of Parent Common Stock were reserved for issuance upon the exercise of warrants issued by Parent to purchase shares of Parent Common Stock (each, a “Parent Warrant” and, collectively, the “Parent Warrants”), and (v) no shares of Parent Preferred Stock were issued and outstanding. All outstanding shares of Parent Common Stock and all of the outstanding equity interests of each Parent Subsidiary (collectively, the “Parent Subsidiaries’ Equity Interests”) are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any pre-emptive right, purchase option, call, right of first refusal or any similar right and all shares of Parent Common Stock reserved for issuance under Parent Stock Plans and upon exercise of the Parent Warrants as noted in clauses (iii) and (iv) hereof, when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any pre-emptive right, purchase option, call, right of first refusal or any similar right. No shares of Parent Common Stock are held by any Subsidiary of the Parent. Except as set forth in this Section 4.2(a), at the close of business on the business day immediately preceding the date of this Agreement, no shares of stock or voting securities of, or other equity interests in, Parent or any of its Subsidiaries were issued, reserved for issuance or outstanding.
(b)    Except as set forth in subsection (a) above, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance or repurchase of capital stock or other equity interests to which Parent or any of its Subsidiaries is a party, or by which any of them is bound, obligating Parent or any of its Subsidiaries to (i) issue, transfer or sell or cause to be issued, transferred or sold, any shares of capital stock or other equity interests of Parent or any Subsidiary of the Parent or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.
(c)    Except for the awards to acquire shares of Parent Common Stock under the Parent Stock Plans and upon exercise of the Parent Warrants, neither Parent nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent or any of its Subsidiaries on any matter.
(d)    There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of, the capital stock or other equity interest of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is under any obligation, or is bound by any contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or any Parent Subsidiaries’ Equity Interests.
(e)    Parent has delivered or made available to Parent an accurate and complete copy of the Parent Stock Plans and the forms of award agreements for Parent Stock Options or Parent Restricted Stock Units (collectively, “Parent Equity Awards”). There have been no repricings of any Parent Stock Options through amendments, cancellation and reissuance or other means during the current or prior two (2) calendar years. None of the Parent Equity Awards have been granted in contemplation of the Merger or the transactions contemplated in this Agreement and, except as set forth in Section 4.2(e) of the Parent Disclosure Schedule, no Parent Equity Awards have been granted since July 1, 2011. None of the Parent Stock Options were granted with an exercise price below or deemed to be below fair market value on the date of grant. All grants of Parent Equity Awards were validly made and properly approved by the Board of Directors of Parent (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the consolidated financial statements of Parent in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Parent Stock Options.
(f)    All outstanding shares of Parent Common Stock, all outstanding Parent Stock Options, all Parent Warrants, and all outstanding Parent Subsidiaries’ Equity Interests have been issued and granted in compliance with (i) all applicable Laws and (ii) all requirements set forth in Parent Material Contracts applicable to the issuance of Parent Common Stock, granting of Parent Stock Options, and/or the issuance of equity interests of the Parent or any Subsidiary of Parent.
(g)    Section 4.2(g) of the Parent Disclosure Schedule sets forth a true, complete and correct list as of the execution date of each Parent Warrant then outstanding, the number of shares of Parent Common Stock subject to such Parent Warrant and the exercise or purchase price (if any) and the expiration date thereof.
Section 4.3    Corporate Authority Relative to this Agreement; No Violation
.
(a)    Each of the Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to receipt of the Parent Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Boards of Directors of the Parent and Merger Sub, by Parent, as the sole stockholder of Merger Sub, and, except for the Parent Stockholder Approval, no other corporate proceedings on the part of the Parent are necessary to authorize the Merger or the consummation of the Transactions. The Board of Directors of Parent at a meeting duly called and held at which all directors of Parent were present has (i) determined that the Merger is fair to, and in the best interests of, Parent and its stockholders, (ii) approved this Agreement and the Transactions, (iii) unanimously resolved, subject to Section 5.3, to recommend that the Parent’s stockholders approve the

Transactions, including the Merger (the “Parent Recommendation”) and (iv) directed that such matter be submitted for consideration of the stockholders of Parent at the Parent Stockholders’ Meeting, and such resolutions have not been subsequently rescinded, modified or withdrawn in any way. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(b)    Other than in connection with or in compliance with (i) the Nevada Revised Statutes, and (ii) the Exchange Act, and (iii) such consents as may be required under applicable state securities or “blue sky” Laws and the rules and regulations of the NYSE Amex (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, or action by any Governmental Entity is necessary or required to be obtained or made under applicable Law in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by the Parent and Merger Sub of their respective obligations hereunder or the consummation of the Transactions by Parent and Merger Sub, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)    The execution and delivery by Parent and Merger Sub of this Agreement do not, and, provided the Parent Approvals are obtained, the consummation of the Transactions and compliance with the provisions hereof will not (i) except as set forth on Section 4.3(c) on the Parent Disclosure Schedule, conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any material loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, deed of trust, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or Merger Sub or any of their respective Subsidiaries or result in the creation of any Lien, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or delinquent or being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP as shown on Parent’s most recent audited consolidated balance sheet, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Parent or notes thereto or securing liabilities reflected on such balance sheet, (D) which does not and would not reasonably be expected to materially impair the continued use and operation of the assets to which they relate as operated as of the date hereof or any property at which the material operations of Parent or any of its Subsidiaries are conducted as of the date hereof (each of the foregoing (A) through (D), a “Parent Permitted Lien”), upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Parent Organizational Documents or other equivalent organizational document of any Subsidiaries of Parent or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.4    SEC Reports and Financial Statements
(a)    The Parent and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since January 1, 2010 (the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no material correspondence between the SEC and Parent since December 17, 2009, that is not available on the SEC’s Electronic Data Gathering and Retrieval database. As of the date of this Agreement, none of Parent’s Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.
(b)    Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15(e) under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, and all such required certifications have been made. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective. Neither Parent nor, to the knowledge of Parent, Parent’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the

Public Company Accounting Oversight Board) in the design or operation of Parent’s internal controls and procedures which would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.
(c)    The audited consolidated financial statements and unaudited interim consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents complied as to form in all material respects with the rules and regulations of the SEC then in effect, fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal recurring year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to Parent), and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
(d)    Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance-sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries or affiliates.
Section 4.5    No Undisclosed Liabilities
. Except (a) as reflected or reserved against in Parent’s most recent unaudited quarterly consolidated balance sheets (or stated in the notes thereto) included in the Parent SEC Documents and (b) for liabilities and obligations incurred since June 30, 2011 in the ordinary course of business consistent with past practice, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto) other than those which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.6    Absence of Certain Changes or Events
. Since December 31, 2010, and except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby, (a) Parent and each Subsidiary of Parent has conducted its business in the ordinary course of business consistent with past practice in all material respects, and (b) there has not been a Parent Material Adverse Effect. Except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby, there has not been any action taken by Parent or any

Parent Subsidiary from December 31, 2010, through the date of this Agreement, that if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of subparagraphs (A), (B), (C), (D), (F), (H), and (N) of Section 5.1(b)(ii).
Section 4.7    Investigations; Litigation
. Except as set forth on Section 4.7 of the Parent Disclosure Schedule, (ii) there are no actions, suits, inquiries, arbitrations, investigations or proceedings pending (or, to the knowledge of Parent, threatened in writing) against, relating to or affecting Parent or any of its Subsidiaries (including against or in respect of any Parent Benefit Plan), or any of their respective properties at law or in equity before and (ii) there are no orders, judgments or decrees of, or before, any Governmental Entity except, in the case of clauses (i) through (ii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or would reasonably be expected to result in damages in excess of $50,000 or material injunctive or other material non-monetary relief.
Section 4.8    Compliance with Law; Permits.
(a)    Parent and each of its Subsidiaries are, and since January 1, 2008 have been, in compliance with and not in default under or in violation of any applicable Laws, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Within the past three years, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of any Governmental Entity, and all rights under any material contract with any Governmental Entity, necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is, and each of its Subsidiaries is, and their respective businesses as currently conducted are, in compliance in all respects with the terms and requirements of such Parent Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)    Notwithstanding anything contained in this Section 4.8, no representation or warranty shall be deemed to be made in this Section 4.8 in respect of Tax or employee benefits matters.

Section 4.9    Tax Matters.
Except as set forth in Section 4.9 of Parent Disclosure Schedule:
(a)    Parent and its Subsidiaries have timely filed or caused to be filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by Parent or any of its Subsidiaries and all such Tax Returns are true, correct and complete in all material respects, except for such Tax Returns that are not material to Parent and its Subsidiaries. Parent and its Subsidiaries have paid all Taxes shown to be due and payable on such returns.
(a)    All material amounts of Taxes that Parent and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.
(a)    Neither the Parent nor any of its Subsidiaries has been delinquent in the payment of any material Tax that has not been accrued for in Parent’s or its Subsidiaries’ books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed, or assessed against Parent or its Subsidiaries, nor has Parent or its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
(a)    Parent and its Subsidiaries have not incurred any liability for Taxes since the date of Parent’s most recent audited consolidated balance sheet other than in the ordinary course of business consistent with past practice.
(a)    Neither Parent nor any of its Subsidiaries has received written notice from any Governmental Entity that a deficiency, delinquency, claim, audit, suit, proceeding, request for information or investigation is now pending, outstanding or, to the knowledge of Parent, threatened against or with respect to Parent or any of its Subsidiaries with respect to Taxes. There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Company Permitted Liens. Within the preceding four years, no claim has been made in writing by a Governmental Entity of a jurisdiction where Parent or one of its Subsidiaries has not filed Tax Returns that Parent or such Subsidiary is or may be subject to taxation by that jurisdiction.
(a)    Neither Parent nor any of its Subsidiaries (i) is a party to or bound by any Tax allocation, indemnification, sharing or similar agreement (other than an agreement solely among two or more of Parent and its Subsidiaries) or owes any amount under any such agreement or arrangement (excluding customary agreements to indemnify lenders in respect of Taxes and customary indemnity provisions in agreements for the acquisition or divestiture of assets) or (ii) is or could be liable for any Tax of any person (other than Parent and its Subsidiaries) under Section 1.1502-6 of the Treasury regulations promulgated under the Code (or any similar provision of state, local or foreign Law) by virtue of membership in any affiliated, consolidated, combined or unitary group (other than a group the common parent of which was Parent), or as a transferee or successor, or by contract.
(a)    Neither Parent nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years or otherwise as part of a plan that includes any of the Transactions.
(a)    Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” or “transaction of interest” within the meaning of Section 1.6011-4(b)(2) and (6), respectively, of the Treasury regulations promulgated under the Code.
(a)    Neither Parent nor any of its Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed (except for extensions of time to file Tax Returns other than income Tax Returns or gross receipts Tax Returns, which extensions were obtained in the ordinary course), (ii) has granted any power of attorney that is in force with respect to any matters relating to any Taxes, (iii) has proposed to enter into an agreement relating to Taxes with a Governmental Entity, which proposal is pending or (iv) has, since December 31, 2007, been issued any private letter ruling, technical advice memorandum or other similar agreement or ruling from a Governmental Entity with respect to Taxes.
Section 4.1    Employee Benefit Plans
.
(a)    Section 4.10(a) of the Parent Disclosure Schedule lists all material compensation or employee benefit plans, programs, policies, agreements, arrangements, or other “employee benefit plans” (within the meaning of Section 3(3) of ERISA as well as all other arrangements not subject to ERISA, providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retention, change in control, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by Parent or any of its Subsidiaries or are for the benefit of current or former employees or directors of Parent, its Subsidiaries or any ERISA Affiliate (the “Parent Benefit Plans”) or under which Parent, any of its Subsidiaries any ERISA Affiliate may have liability.
(a)    Each Parent Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. Each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to its qualification or, if no such determination has been made, an application for such determination is pending with the Internal Revenue Service and, to Parent’s knowledge, no event has occurred that would reasonably be expected to result in the disqualification of such Parent Benefit Plan.
(a)    No Employee Plan constitutes (i) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a “defined benefit plan,” as defined in Section 3(35), or (iii) any other plan subject to Title IV of ERISA. No liability under Title IV of ERISA has been incurred by Parent or any its Subsidiaries that has not been satisfied in full when due, and, to the knowledge of Parent, other than routine claims for benefits, no condition exists that could reasonably be expected to result in a material liability to Parent or its Subsidiaries under Title IV of ERISA. Full payment has been made of all amounts which Parent or any ERISA Affiliate is required to have paid as contributions to or benefits under any Parent Benefit Plan as of the end of the most recent plan year thereof and there are no unfunded obligations under any Parent Benefit Plan that have not been disclosed in writing prior to the Closing. All contributions and contribution obligations have been reflected on the most recent financial statements of Parent.
(a)    Except as set forth in Section 4.10(d) of the Parent Disclosure Schedule, the consummation of the Transactions will not (i) entitle any current or former employee, consultant, officer or director of Parent or any of its Subsidiaries to severance, retention or change in control pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such current or former employee, consultant, officer or director.
(a)    There are no material pending or, to Parent’s knowledge, threatened claims against, by or on behalf of, or any Liens filed against or with respect to, any of the Parent Benefit Plans or otherwise involving any Parent Benefit Plan.
(a)    Except as set forth in Section 4.10(f) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of (a) any “excess parachute payments” within the meaning of Section 280G of the Code, or (b) any amount that will not be fully deductible as a result of Section 162(m) (or any corresponding provision of state, local or foreign tax law).
(a)    Except as set forth in Section 4.10(g) of the Parent Disclosure Schedule, no Parent Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Parent or any of its Subsidiaries beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of Parent or its Subsidiaries or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.
(a)    Except as required by Section 4908B of the Code and Title I, Part 6 of ERISA, there is no liability in respect of or any obligation to provide post-retirement health and medical benefits for retired or former employees of Parent. After the performance of any or all transactions contemplated by this Agreement, the Parent shall be responsible for providing continuation coverage required under Section 4980B of the Code and Title I, Part 6 of ERISA to all former employees of Parent and the Parent who terminated employment on or before such date and to all persons who are considered

“M&A qualified beneficiaries” as defined under Treas. Reg. Section 54.4980B-9 in connection with this transaction.
(a)    Neither Parent nor any ERISA Affiliate has, since October 3, 2004, (i) granted to any Person an interest in a nonqualified deferred compensation plan (as defined in Code Section 409A(d)(1)), which interest has been or, upon lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the tax imposed by Code Section 409A(a)(1)(B) or (b)(4)(A), or (ii) modified the terms of any nonqualified deferred compensation plan in a manner that would cause an interest previously granted under such plan to become subject to the taxes imposed by Code Section 409A. Further, no Person had a legally binding right to an amount under a nonqualified deferred compensation plan of Parent or any ERISA Affiliate prior to January 1, 2005 that is subject to a substantial risk of forfeiture or a requirement to perform future services after December 31, 2004, which would subject such Person to the taxes imposed by Code Section 409A.
Section 4.2    Employment and Labor Matters.
(a)    As of the date of this Agreement: (i) neither Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, work rules or other agreement with any Union applicable to employees of Parent or any of its Subsidiaries (“Parent Employees”), (ii) none of Parent Employees is represented by any Union with respect to his or her employment with Parent or any of its Subsidiaries, (iii) to Parent’s knowledge, within the past three years, no Union has attempted to organize employees at Parent or any of its Subsidiaries or filed a petition with the National Labor Relations Board seeking to be certified as the bargaining representative of any Parent Employees, (iv) within the past three years, there have been no actual or, to Parent’s knowledge, threatened (A) work stoppages, lock-outs or strikes, (B) slowdowns, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins or sick-outs by Parent Employees, causing significant disruption to the operations of a Parent facility or (C) other form of Union disruption at Parent or any of its Subsidiaries and (v) except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the knowledge of Parent, threatened with respect to Parent Employees.
(b)    Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) Parent and its Subsidiaries are, and within the past three years have been, in compliance with all applicable state, federal, and local Laws respecting labor and employment, including all Laws relating to discrimination, disability, labor relations, unfair labor practices, hours of work, payment of wages, employee benefits, retirement benefits, compensation, immigration, workers’ compensation, working conditions, occupational safety and health, family and medical leave, reductions in force, plant closings, notification of employees, and employee terminations and (ii) neither Parent nor any of its Subsidiaries has any liabilities under the WARN Act or any state or local Laws requiring notice with respect to such layoffs or terminations.
(c)    To the knowledge of Parent, in the past three years, (i) no

Governmental Entity has threatened or initiated any material complaints, charges, lawsuits, grievances, claims, arbitrations, administrative proceedings or other proceeding(s) or investigation(s) with respect to Parent or its Subsidiaries arising out of, in connection with, or otherwise relating to any Parent Employees or any Laws governing labor or employment and (ii) no Governmental Entity has issued or, to Parent’s knowledge, threatened to issue any significant citation, order, judgment, fine or decree against Parent or any of its Subsidiaries with respect to any Parent Employees or any Laws governing labor or employment.
(d)    The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any material breach or violation of, or cause any payment to be made under, any collective bargaining agreement, employment agreement, consulting agreement or any other employment-related agreement to which Parent or any of its Subsidiaries is a party.
Section 4.3    Environmental Laws and Regulation
. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
(a)    there is no pending or, to the knowledge of Parent, threatened in writing, claim, lawsuit, investigation or administrative proceeding against Parent or any of its Subsidiaries, under or pursuant to any Environmental Law, and neither Parent nor any of its Subsidiaries has received written notice from any person, including any Governmental Entity, (1) alleging that Parent has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved or (2) requesting information with respect to matters that could result in a claim of liability pursuant to applicable Environmental Law;
(b)    Parent and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and with all permits, licenses and approvals required under Environmental Laws for the conduct of their business or the operation of their facilities;
(c)    Parent and its Subsidiaries have all permits, licenses and approvals required for the operation of the businesses and the operation of their facilities pursuant to applicable Environmental Law, all such permits, licenses and approvals are in effect, and, to the knowledge of Parent, there is no actual or alleged proceeding to revoke, modify or terminate such permits, licenses and approvals;
(d)    to the knowledge of Parent, there has been no release of Hazardous Materials at any real property currently or formerly owned, leased or operated by Parent or any Subsidiary in concentrations or under conditions or circumstances that (A) would reasonably be expected to result in liability to Parent or any of its Subsidiaries under any Environmental Laws or (B) would require reporting, investigation, remediation or other corrective or response action by Parent or any Subsidiary under any Environmental Law and that has not otherwise been addressed through such reporting, investigation, remediation or other corrective or responsive action by Parent or any Subsidiary; and
(e)    Parent is not party to any order, judgment or decree that imposes any obligations under any Environmental Law and, to the knowledge of Parent, has not, either expressly or by operation of Law, undertaken any such obligations, including any obligation for corrective or remedial action, of any other person.
Section 4.4    Real Property.
(a)    Parent and its Subsidiaries do not own any real property.
(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each material lease and sublease (collectively, the “Parent Real Property Leases”) under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (the “Parent Leased Real Property”) at which the material operations of Parent or any of its Subsidiaries are conducted as of the date hereof, is valid, binding and in full force and effect, (ii) neither Parent nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Parent Leased Real Property that would reasonably be expected to materially and adversely affect the existing use of Parent Leased Real Property by Parent in the operation of its business in the ordinary course thereon and (iii) Parent has not received written notice of any uncured default of a material nature on the part of Parent and, if applicable, its Subsidiary or, to the knowledge of Parent, the landlord thereunder, with respect to any Parent Real Property Lease, and to the knowledge of Parent no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Parent Real Property Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of Parent Real Property Leases, in each parcel of Parent Leased Real Property, free and clear of all Liens, except for Parent Permitted Liens and Permitted Encumbrances. As of the date hereof, neither Parent nor any of its Subsidiaries has received written notice of any pending, and, to the knowledge of Parent, there is no threatened, condemnation proceeding with respect to any Parent Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.5    Personal Property
. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Parent Permitted Liens.
Section 4.6    Insurance
. Except for failures to maintain insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(a)    Parent and each Parent Subsidiary maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of Parent and Parent Subsidiaries, and
(b)    each of the insurance policies of Parent and Parent Subsidiaries (the “Parent Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and Parent and Parent Subsidiaries are in compliance in all material respects with the terms and conditions of such insurance policies.
Section 4.7    Intellectual Property
(a)    Section 4.16(a) of the Parent Disclosure Schedule contains a true and complete list, as of the date hereof, of all Parent Intellectual Property Rights that are the subject of any issuance, registration, certificate, application or other filing by, to, or with any Governmental Authority or authorized private registrar, including registered trademarks, registered copyrights, issued patents, domain name registrations, and pending applications for any of the following, and any material unregistered Intellectual Property Rights.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and its Subsidiaries own or have a valid right to use all Intellectual Property Rights used in connection with and reasonably necessary for the business of Parent and its Subsidiaries as currently conducted. To the knowledge of Parent, since December 31, 2009, neither Parent nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party except where such infringement, misappropriation or violation would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no third party is infringing, misappropriating or violating any Intellectual Property Rights owned or exclusively licensed by or to Parent or any of its Subsidiaries, except where such infringement, misappropriation or violation would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.8    Material Contracts
. Except as set forth in Section 4.17 of Parent Disclosure Schedule, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any Contract that (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (ii) would, after giving effect to the Merger, limit or restrict the Surviving Corporation or any of its Subsidiaries or any successor thereto, from engaging or competing in any line of business or in any geographic area that it currently engages in or that contains exclusivity or non-solicitation provisions with respect to customers, (iii) limits or otherwise restricts the ability of Parent or any of its Subsidiaries to pay dividends or make distributions to its stockholders or (iv) provides for the operation or management of any operating assets of Parent or its Subsidiaries by any person other than Parent or its Subsidiaries. Each Contract of the type described in this Section 4.17, whether or not set forth on Section 4.17 of the Parent Disclosure Schedule is referred to herein as a “Parent Material Contract.” Each Parent Material Contract is a valid and binding obligation of Parent or its Subsidiary party thereto enforceable against Parent or its Subsidiary party thereto and, to the knowledge of Parent, each other party thereto, in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and, is in full force and effect, and each of Parent and each of its Subsidiaries which is a party thereto has performed in all material respects all obligations required to be performed by it to the date hereof under each Parent Material Contract and, to the knowledge of Parent, each other party to each Parent Material Contract has performed in all material respects all obligations required to be performed by it under such Parent Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries has knowledge of, or has received written notice of, any violation of or default under (or any condition which with the passage of time or the giving of written notice would cause such a violation of or default under) any Parent Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or, after giving effect to the Merger, a Parent Material Adverse Effect.
Section 4.9    Affiliate Transactions
. To the knowledge of Parent, since December 30, 2010, there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act that have not been otherwise disclosed in the Parent SEC Documents publicly filed prior to the date hereof.
Section 4.10    Required Vote of Parent Stockholders
. The vote (in person or by proxy) of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on this Agreement and the Transactions, including the Merger, at the Parent Stockholders’ Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement and the approval of the Transactions, including the Merger (the "Parent Stockholder Approval") is the only vote or approval of the holders of any class or series of capital stock or other securities of Parent or any of its Subsidiaries that is required to adopt this Agreement and approve the Transactions, including the Merger.
Section 4.11    Antitakeover Statutes; Rights Plan
. No Takeover Laws are applicable to the Merger, this Agreement or any of the Transactions.
Section 4.12    Finders or Brokers
. Except for Craig-Hallum Capital Group LLC (“Craig-Hallum )” (the fees and expenses of which will, prior to the Closing, be the responsibility of Parent), neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the Transactions. Parent has furnished to the Company accurate and complete copies of its agreements with Craig-Hallum.
Section 4.13    Opinion of Financial Advisor
. The Board of Directors of Parent has received the opinion Craig-Hallum, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair to Parent. Parent shall, promptly following receipt of said opinion in written form, furnish an accurate and complete copy of said opinion to the Company for informational purposes.
Section 4.14    Ownership of Company Common Stock
. As of the date hereof, neither the Parent nor the Merger Sub (i) either individually or part of a group beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Company.
Section 4.15    No Additional Representations
.
(a)    Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub or any of their respective affiliates, officers, directors, employees or Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to (a) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (b) the future business and operations of the Company and its Subsidiaries, in each case except as expressly set forth in this Agreement.
(b)    Parent and Merger Sub each acknowledge and agree that it (i) has had the opportunity to meet with the management of the Company and to discuss the business, assets and liabilities of the Company and its Subsidiaries, (ii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (iii) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses, assets, liabilities and the transactions contemplated by this Agreement.
Section 4.16    Ownership and Operations of Merger Sub
. Parent owns, and at the Effective Time will own, beneficially and of record, all of the outstanding capital stock of Merger Sub either directly or indirectly through one or more of its wholly-owned Subsidiaries. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities, has not incurred any material obligations or liabilities except pursuant to this Agreement and has conducted its operations only as contemplated by this Agreement.
Section 4.17    Stockholder Rights Plan
Section 4.18    . The Board of Directors, at a meeting duly called and held, pursuant to the authority granted it under the terms of the Rights Agreement, dated February 14, 2008, between the Company and Colonial Stock Transfer Company, Inc., as Rights Agent, (the “Rights Plan”), (i) determined that no “Stock Acquisition Date” (as that term is defined in the Rights Plan) had occurred, and (ii) approved an amendment to the Rights Plan that provided that the Merger and the acquisition by the Company Stockholders of the Merger Consideration pursuant to the Merger are excluded from the Rights Plan. Without limiting the generality of the foregoing, Parent has taken all necessary action so that (x) neither the execution and delivery of this Agreement nor consummation of the Merger or the other transactions contemplated thereby will (i) cause the rights granted under the Rights Plan to become exercisable, (ii) cause the Company, any affiliate of the Company, or any Company Stockholder to become an “Acquiring Person” (as defined in the Rights Plan) or (iii) give rise to a “Distribution Date” (as defined in the Rights Plan) or other triggering event under the Rights Plan (y) the rights granted under the Rights Plan shall terminate not later than immediately prior to the Effective Time.
Article V

COVENANTS AND AGREEMENTS
Section 5.1    Conduct of Business
.
(a)    Conduct of Business by the Company. From and after the date hereof and prior to the earlier of the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory agency or commission applicable to the Company, (ii) as may be agreed to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule:
(i)    Ordinary Course. The Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in, and that such entities shall not take any action except in, the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to preserve intact their present business organizations, to keep available the services of their key officers and employees, to preserve their assets and properties, to preserve their relationships with Governmental Entities, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws, orders and permits of all Governmental Entities applicable to them; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(a)(ii) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision; and
(ii)    The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(A)	Governing Documents. The Company and its Subsidiaries shall not adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents;

(B)
Dividends. The Company shall not, and shall not permit any of its Subsidiaries to, declare, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except the declaration and payment of dividends from a Subsidiary of the Company to the Company or to another wholly-owned Subsidiary of the Company;

(C)
Changes in Stock. The Company shall not, and shall not permit any of its Subsidiaries to, split, combine, reclassify, issue or authorize any securities, in lieu or substitution of, or take similar actions with respect to any of its capital stock, except for any such transaction in the ordinary course by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction and that does not adversely affect the Company;

(D)
Fundamental Changes. Except as set forth in Section 5.1(a)(ii)(D) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger and other than any merger, consolidation, restructurings or reorganizations among the Company’s wholly-owned Subsidiaries in the ordinary course and that do not adversely affect the Company and other than any such transaction that is expressly permitted under Section 5.3 of this Agreement to the extent that the Company is in compliance with all provisions of

Section 5.3;

(E)
Repayment of Indebtedness. Except for transactions between (x) the Company and its wholly-owned Subsidiaries or (y) among the Company’s wholly-owned Subsidiaries, in each case in the ordinary course and that do not adversely affect the Company, the Company shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness for borrowed money of the Company or any of its Subsidiaries, other than (x) at or within 120 days of stated maturity, (y) any required amortization payments and mandatory prepayments and (z) indebtedness for borrowed money arising under the agreements disclosed in Section 5.1(a)(ii)(E) of the Company Disclosure Schedule;

(F)
Acquisitions. Except as made in connection with any transaction solely between (x) the Company and a wholly-owned Subsidiary of the Company or (y) between wholly-owned Subsidiaries of the Company, in each case in the ordinary course and that do not adversely affect the Company, the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire (whether by merger, consolidation, purchase or otherwise) any person or assets for consideration valued in excess of $100,000 individually or $500,000 in the aggregate;

(G)
Capital Expenditures. Except (A) capital expenditures made in accordance with the Company’s ordinary course of business and consistent with past practices or (B) capital expenditures (1) required by Law or Governmental Entities, or (2) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), the Company shall not, and shall not permit any of its Subsidiaries to make any capital expenditure;

(H)
Dispositions. Except (A) dispositions among the Company and its wholly-owned Subsidiaries, (B) dispositions among the Company’s wholly-owned Subsidiaries, (C) dispositions of obsolete equipment or assets or dispositions of assets being replaced, including allowing ceasing use of, abandoning, or allowing to lapse any Intellectual Property Rights owned or used by the Company or its Subsidiaries, in each case in the ordinary course of business consistent with past practice, (D) dispositions in amounts less than $100,000 individually or $500,000 in the aggregate, and (E) pledges and mortgages of property acquired by the Company as required pursuant to Company debt instruments, the Company shall not, and shall not permit any of its Subsidiaries to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of any person, facilities or other assets;

(I)
Compensation Matters. Except as required by the terms of a Company Benefit Plan set forth on Section 3.10(a) of the Company Disclosure Schedule as of the date of this Agreement, by applicable Law, or as contemplated by Section 5.1(a)(ii)(I) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries, (x) except in the ordinary course of business consistent with past practice, to (A) increase the compensation or other benefits (including equity-based awards) payable or provided to the Company’s directors, executive officers, managers or employees, (B) enter into or amend any employment, change of control, severance or retention agreement with any current or future employee of the Company, or (C) establish, adopt, enter into, accelerate any rights or benefits under, or amend (other than any amendment that is immaterial or administrative in nature) any plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as permitted pursuant to clause (B) above or (y) enter into, accelerate any rights or benefits under, amend or renew any agreements with labor unions, including any pamphlets or collective bargaining agreements without the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed);

(J)
Employee Headcount. The Company shall not, and shall not permit any of its Subsidiaries to, (A) increase its employee headcount in the aggregate by more than ten percent (10%) of the headcount projected in the Company’s budget as previously provided to Parent, or (B) reduce the number of employees in a manner which would implicate the WARN Act or any state or local Laws requiring notice with respect to layoffs or terminations;

(K)
Capital Stock of the Company. Except for transactions (x) among the Company and its wholly-owned Subsidiaries or (y) among the Company’s wholly-owned Subsidiaries, in each case in the ordinary course and that do not adversely affect the Company, the Company shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement, as required by the terms of any Company Benefit Plan, or the express terms of any unexercisable or unexercised equity awards outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company Restricted Stock Units outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(a)(ii), (B) the sale of shares of Company Common Stock pursuant to the exercise of options exercisable into, or the vesting of awards with respect to, Company Common Stock, to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, and (C) the grant of equity compensation awards in the ordinary course of business in accordance with the Company’s customary compensation practices; provided that any such awards granted after the date hereof shall be granted on terms pursuant to which such awards shall not vest or accelerate as a result of the Merger or the occurrence of the Closing;

(L)
Redemptions or Repurchases of Subsidiaries’ Stock. Except for transactions (x) among the Company and its wholly-owned (directly or indirectly) Subsidiaries or (y) among the Company’s wholly-owned (directly or indirectly) Subsidiaries, in each case in the ordinary course and that do not adversely affect the Company, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights or options to acquire any such shares, other than pursuant to the terms of the Company Benefits Plan or the express terms of an equity award;

(M)
Incurrence of Indebtedness. Except as set forth in Section 5.1(a)(ii)(M) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof or enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreement) or issue or sell any debt securities, other than (1) in the ordinary course of business consistent with past practice on terms that allow for prepayment at any time without penalty or (2) in connection with a refinancing of existing indebtedness as contemplated by the financial budgets of the Company previously provided to Parent,

(N)
Changes in Accounting Methods. The Company shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(O)
Tax Matters. Except as set forth in Section 5.1(a)(ii)(O) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries, to (A) initiate, settle or compromise any claim, action or proceeding relating to a material amount of Taxes, (B) make, change or revoke any material Tax election, (C) change any method of Tax accounting that is not required by GAAP, (D) file any material amended Tax Return or claim for refund of a material amount of Taxes, (E) enter into any closing agreement affecting any material Tax liability or refund of a material amount of Taxes or (F) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Taxes, provided, however, that the Company shall use reasonable efforts to consult with Parent in advance of any action under clause (A) above (determined without regard to materiality) and any other material Tax action under this Section 5.1(a)(ii)(O);

(P)
Legal Proceedings. The Company shall not, and shall not permit any of its Subsidiaries to, pay or settle any material legal proceedings, other than payments or settlements (A) that do not exceed $250,000 in the aggregate in any consecutive 12-month period, (B) that have become due and payable prior to the date hereof or (C) that are reflected or reserved against in, or contemplated by, the most recent financial statements of the Company (in amounts not in excess of the amounts so reflected, reserved or contemplated) (provided, that the exceptions set forth in clauses (A) or (B) shall not apply to any proceedings arising out of or related to this Agreement or the Transactions); provided that neither the Company nor its Subsidiaries shall settle or agree to settle and legal action which settlement involves a conduct remedy or injunction or similar relief or has a restrictive imposition on the

Company’s business;

(Q)
New Lines of Business. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business, except in the ordinary course of business consistent with past practice and except for the expansion of the Company’s retail business;

(R)
Insurance. The Company shall, and shall cause its Subsidiaries, to maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party’s past practice), insurance in such amounts and against such risks and losses as are reasonable for the nature of the property so insured and consistent with past practice;

(S)
Material Agreements. Except as set forth in Section 5.1(a)(ii)(S) of the Company Disclosure Schedule, the Company shall not, and shall not permit its Subsidiaries to, enter into, terminate or materially modify or amend any contract that is or would be a Company Material Contract; provided that (A) the foregoing shall apply solely to the extent permitted by applicable Law and (B) for the avoidance of doubt, this subsection (S) shall not prohibit the Company or any of its Subsidiaries from entering into those contracts which are otherwise expressly permitted to be entered into pursuant to Section 5.1(a)(ii);

(T)
Consummation of Transactions. Except as otherwise expressly provided for under Section 5.3 of this Agreement and only to the extent the Company is in compliance with all provisions of Section 5.3, the Company shall not, and shall not permit its Subsidiaries to, enter into or amend any contract, or take any other action, if such contract, amendment of a contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the Transactions; and

(U)	General. The Company shall not, and shall not permit any of its Subsidiaries to, agree or commit, in writing or otherwise, to take any of the foregoing actions.
(b)    Conduct of Business by Parent. From and after the date hereof and prior to earlier of the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory agency or commission applicable to Parent, (ii) as may be agreed to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.1 of Parent

Disclosure Schedule:
(i)    Ordinary Course. Parent covenants and agrees with the Company that the business of Parent and its Subsidiaries shall be conducted in, and that such entities shall not take any action except in, the ordinary course of business consistent with past practice, and, to the extent consistent therewith, Parent and its Subsidiaries shall use commercially reasonable efforts to preserve intact their present business organizations, to keep available the services of their key officers and employees, to preserve their assets and properties, to preserve their relationships with Governmental Entities, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws, orders and permits of all Governmental Entities applicable to them; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b)(ii) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision; and
(ii)    Parent agrees with the Company, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned);

(A)	Governing Documents. Parent and its Subsidiaries shall not adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents;

(B)
Dividends. Parent shall not, and shall not permit any of its Subsidiaries to, declare, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except the declaration and payment of dividends from a Subsidiary of Parent to Parent or to another wholly-owned Subsidiary of Parent;

(C)
Changes in Stock. Parent shall not, and shall not permit any of its Subsidiaries to, split, combine, reclassify, issue or authorize any securities, in lieu or substitution of, or take similar actions with respect to any of its capital stock, except for any such transaction in the ordinary course by a wholly-owned Subsidiary of Parent which remains a wholly-owned Subsidiary after consummation of such transaction and that does not adversely affect Parent;

(D)
Fundamental Changes. Parent shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger and other than any merger, consolidation, restructurings or reorganizations among Parent’s wholly-owned Subsidiaries in the ordinary course and that do not adversely affect Parent and other than any such transaction that is expressly permitted under Section 5.3 of this Agreement to the extent that Parent is in compliance with all provisions of Section 5.3;

(E)
Repayment of Indebtedness. Except for transactions between (x) Parent and its wholly-owned Subsidiaries or (y) among Parent’s wholly-owned Subsidiaries, in each case in the ordinary course and that do not adversely affect Parent, Parent shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness for borrowed money of Parent or any of its Subsidiaries, other than (x) at or within 120 days of stated maturity, (y) any required amortization payments and mandatory prepayments and (z) indebtedness for borrowed money arising under the agreements disclosed in Section 5.1(b)(ii)(E) of the Parent Disclosure Schedule;

(F)
Acquisitions. Except as made in connection with any transaction solely between (x) Parent and a wholly-owned Subsidiary of Parent or (y) between wholly-owned Subsidiaries of Parent, in each case in the ordinary course and that do not adversely affect Parent, Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire (whether by merger, consolidation, purchase or otherwise) any person or assets for consideration valued in excess of $100,000 individually or $500,000 in the aggregate;

(G)
Capital Expenditures. Except (A) capital expenditures made in accordance with Parent’s ordinary course of business and consistent with past practices or (B) capital expenditures (1) required by Law or Governmental Entities, or (2) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), Parent shall not, and shall not permit any of its Subsidiaries to make any capital expenditure;

(H)
Dispositions. Except (A) dispositions among Parent and its wholly-owned Subsidiaries, (B) dispositions among Parent’s wholly-owned Subsidiaries, (C) dispositions of obsolete equipment or assets or dispositions of assets being replaced, including allowing ceasing use of, abandoning, or allowing to lapse any Intellectual Property Rights owned or used by Parent or its

Subsidiaries, in each case in the ordinary course of business consistent with past practice, (D) dispositions in amounts less than $100,000 individually or $500,000 in the aggregate, and (E) pledges and mortgages of property acquired by Parent as required pursuant to Parent debt instruments, Parent shall not, and shall not permit any of its Subsidiaries to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of any person, Facilities or other assets;

(I)
Compensation Matters. Except as required by the terms of a Parent Benefit Plan set forth on Section 4.10(a) of the Parent Disclosure Schedule as of the date of this Agreement, by applicable Law, or as contemplated by Section 5.1(b)(ii)(I) of the Parent Disclosure Schedule, Parent shall not, and shall not permit any of its Subsidiaries, (x) except in the ordinary course of business consistent with past practice, to (A) increase the compensation or other benefits (including equity-based awards) payable or provided to Parent’s directors, executive officers, managers or employees, (B) enter into or amend any employment, change of control, severance or retention agreement with any current or future employee of Parent, or (C) establish, adopt, enter into, accelerate any rights or benefits under, or amend (other than any amendment that is immaterial or administrative in nature) any plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as permitted pursuant to clause (B) above or (y) enter into, accelerate any rights or benefits under, amend or renew any agreements with labor unions, including any pamphlets or collective bargaining agreements without the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed);

(J)
Employee Headcount. Parent shall not, and shall not permit any of its Subsidiaries to, (A) increase its employee headcount in the aggregate by more than ten percent (10%) of the headcount projected in Parent’s budget as previously provided to Parent, or (B) reduce the number of employees in a manner which would implicate the WARN Act or any state or local Laws requiring notice with respect to layoffs or terminations;

(K)
Capital Stock of Parent. Except for transactions (x) among Parent and its wholly-owned Subsidiaries or (y) among Parent’s wholly-owned Subsidiaries, in each case in the ordinary course and that do not adversely affect Parent, Parent shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Parent or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement, as required by the terms of any Parent Benefit Plan, or the express terms of any unexercisable or unexercised equity awards outstanding on the date hereof), other than (A) issuances of shares of Parent Common Stock in respect of any exercise of Parent Stock Options and settlement of any Parent Restricted Stock Units outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b)(ii), (B) the sale of shares of Parent Common Stock pursuant to the exercise of options exercisable into, or the vesting of awards with respect to, Parent Common Stock, to purchase Parent Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, and (C) the grant of equity compensation awards in the ordinary course of business in accordance with Parent’s customary compensation practices;

(L)
Redemptions or Repurchases of Subsidiaries’ Stock. Except for transactions (x) among Parent and its wholly-owned (directly or indirectly) Subsidiaries or (y) among Parent’s wholly-owned (directly or indirectly) Subsidiaries, in each case in the ordinary course and that do not adversely affect Parent, Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights or options to acquire any such shares, other than pursuant to the terms of Parent Benefits Plan or the express terms of an equity award;

(M)
Incurrence of Indebtedness. Except as set forth in Section 5.1(b)(ii)(M) of the Parent Disclosure Schedule, Parent shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof or enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreement) or issue or sell any debt securities, other than (1) in the ordinary course of business consistent with past practice on terms that allow for prepayment at any time without penalty or (2) in connection with a refinancing of existing indebtedness as contemplated by the financial budgets of Parent previously provided to Parent,

(N)
Changes in Accounting Methods. Parent shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(O)
Tax Matters. Parent shall not, and shall not permit any of its Subsidiaries, to (A) initiate, settle or compromise any claim, action or proceeding relating to a material amount of Taxes, (B) make, change or revoke any material Tax election, (C) change any method of Tax accounting that is not required by GAAP, (D) file any material amended Tax Return or claim for refund of a material amount of Taxes, (E) enter into any closing agreement affecting any material Tax liability or refund of a material amount of Taxes or (F) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Taxes, provided, however, that Parent shall use reasonable efforts to consult with Parent in advance of any action under clause (A) above (determined without regard to materiality) and any other material Tax action under this Section 5.1(b)(ii)(O);

(P)
Legal Proceedings. Parent shall not, and shall not permit any of its Subsidiaries to, pay or settle any material legal proceedings, other than payments or settlements (A) that do not exceed $250,000 in the aggregate in any consecutive 12-month period, (B) that have become due and payable prior to the date hereof or (C) that are reflected or reserved against in, or contemplated by, the most recent financial statements of Parent (in amounts not in excess of the amounts so reflected, reserved or contemplated) (provided that the exceptions set forth in clauses (A) or (B) shall not apply to any proceedings arising out of or related to this Agreement or the Transactions); provided that neither Parent nor its Subsidiaries shall settle or agree to settle and legal action which settlement involves a conduct remedy or injunction or similar relief or has a restrictive imposition on Parent’s business;

(Q)	New Lines of Business. Parent shall not, and shall not permit any of its Subsidiaries to enter into any new line of business, except in the ordinary course of business consistent with past practice and except for the expansion of Parent’s retail business;

(R)
Insurance. Parent shall, and shall cause its Subsidiaries, to maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party’s past practice), insurance in such amounts and against such risks and losses as are reasonable for the nature of the property so insured and consistent with past practice;

(S)
Material Agreements. Except as set forth in Section 5.1(b)(ii)(S) of the Parent Disclosure Schedule Parent shall not, and shall not permit its Subsidiaries to, enter into, terminate or materially modify or amend any contract that is or would be a Parent Material Contract; provided that (A) the foregoing shall apply solely to the extent permitted by applicable Law and (B) for the avoidance of doubt, this subsection (S) shall not prohibit Parent or any of its Subsidiaries from entering into those contracts which are otherwise expressly permitted to be entered into pursuant to Section 5.1(b)(ii);

(T)
Consummation of Transactions. Except as otherwise expressly provided for under Section 5.3 of this Agreement and only to the extent Parent is in compliance with all provisions of Section 5.3, Parent shall not, and shall not permit its Subsidiaries to, enter into or amend any contract, or take any other action, if such contract, amendment of a contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the Transactions; and

(U)	General. Parent shall not, and shall not permit any of its Subsidiaries to, agree or commit, in writing or otherwise, to take any of the foregoing actions
Section 5.2    Investigation
.
(a)    Upon reasonable notice, each of the Company and Parent (a “Disclosing Party”) shall, and shall cause its Subsidiaries to, afford to (x) the officers and employees and (y) the accountants, consultants, legal counsel, financial advisors and agents and other representatives (such persons described in this clause (y), collectively, “Representatives”) of the other (a “Receiving Party”) reasonable access upon reasonable advance notice, during normal business hours throughout the period prior to the earlier of the Effective Time and the termination of this Agreement, to all of its available employees, properties, books, contracts and records (including, but not limited to, Tax Returns) and, during such period, a Disclosing Party shall, and shall cause their respective Subsidiaries to, furnish promptly to the Receiving Party or its affiliates, officers, directors, employees and Representative, (i) access to each report, schedule and other document filed or received by the Disclosing Party or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC or any other federal or state regulatory agency or commission and (ii) access to all information concerning the Disclosing Party, such the Disclosing Party’s Subsidiaries, and its directors, officers and stockholders and such other matters as may be reasonably requested by the other party or its affiliates, officers, directors, employees and Representatives in connection with any filings, applications or approvals required or contemplated by this Agreement, but only to the extent that such access does not unreasonably interfere with the business or operations of such party and its Subsidiaries (and, to the extent required by applicable Law, access to personnel records will be provided only if authorized by the specific employees); provided, however, that the Disclosing Party may restrict the foregoing access and the disclosure of information to the extent that (i) in the reasonable judgment of the Disclosing Party, any Law applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable judgment of the Disclosing Party, the information is subject to confidentiality obligations to a third party, (iii) such disclosure would result in disclosure of any trade secrets or confidential strategic analyses and evaluations of the Disclosing Party or of third parties or (iv) disclosure of any such information or document could result in the loss of attorney-client privilege (provided that the Disclosing Party and/or its counsel shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney client privilege); provided further, however, that with respect to clauses (i) through (iv) of this Section 5.2(a), the Disclosing Party shall use its commercially reasonable best efforts to (A) obtain the required consent of such third party to provide such access or disclosure or (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to both parties; provided further, however, that no investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by such party herein. The Receiving Party agrees to indemnify and hold the other and its Subsidiaries harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any director, officer, employee or Representative of the Disclosing Party, and any damage to or destruction of any property owned by the Disclosing Party or any of its Subsidiaries or others (including claims or liabilities for loss of use of any property) resulting from the action of any of the directors, officers, employees or Representatives of the Receiving Party (other than as directed by the Disclosing Party or any of its Subsidiaries or any of their respective directors, officers, employees or Representatives) during any visit to the business or property sites of the Disclosing Party or its Subsidiaries prior to the Closing Date, whether pursuant to this Section 5.2 or otherwise. During any visit to the business or property sites of the Disclosing Party or any of its Company Subsidiaries, the Receiving Party shall, and shall cause its affiliates, officers, directors, employees or Representatives accessing such properties to, comply with all applicable laws and all of the Disclosing Party and its Subsidiaries’ safety and security procedures and conduct itself in a manner that would not be reasonably expected to interfere with the operation, maintenance or repair of the assets of the Disclosing Party or its Subsidiaries. Each of the parties agrees

(i) to provide the financial information necessary to determine the monthly calculations set forth on Section 3.1(c) of the Company Disclosure Schedule and Section 4.1(c) of the Parent Disclosure Schedule, respectively, (ii) to calculate such financial information in accordance with such party’s customary past practice and consistent with its historical methods, and (iii) such party’s monthly financial information shall be provided to the other party within 15 calendar days after the completion of the prior month.
(b)    The parties hereto hereby agree that all information provided to them or their respective affiliates, officers, directors, employees and Representatives in connection with this Agreement and the consummation of the Transactions shall be deemed to be “Evaluation Material” as such term is used in, and shall be treated in accordance with, the letter agreement, dated as of May 31, 2011, between Parent and the Company (the “Confidentiality Agreement”).
Section 5.3    Non-Solicitation
.
(a)    Each of the Company and Parent agrees that it shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its Subsidiaries’ Representatives not to, directly or indirectly: (i) solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making or submission of any Acquisition Proposal, (ii) furnish any nonpublic information regarding it or any of its Subsidiaries to any person (other than the other parties to this Agreement) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any person (other than the other parties to this Agreement) with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent, agreement in principle or other agreement providing for any Acquisition Transaction (except as contemplated by Section 7.1(i)); provided, however, that this Section 5.3 shall not prohibit (A) Parent and the Company, or their respective Boards of Directors, directly or indirectly through any affiliate, director, officer, employee or Representative, prior to the receipt of such party’s Stockholder Approval, from furnishing nonpublic information regarding such party or any of such party’s respective Subsidiaries to, or entering into or participating in discussions or negotiations with, any person in response to (x) an unsolicited, written Acquisition Proposal that the Board of Directors of such party concludes in good faith, after consultation with its financial advisors, constitutes or could reasonably lead to a Superior Offer, or (y) an unsolicited inquiry relating to a Acquisition Proposal by a person that the Board of Directors of such party determines is credible and reasonably capable of making a Superior Offer (an “Inquiry”), if (1) such Acquisition Proposal or Inquiry did not result from a breach of this Section 5.3(a) (other than any such breach that is unintentional and immaterial in effect), (2) such party gives to the other party the notice required by Section 5.3(b) and (3) such party furnishes any nonpublic information provided to the maker of the Acquisition Proposal or Inquiry only pursuant to a confidentiality agreement between such party and such person on terms no less favorable to the other party than the Confidentiality Agreement (provided that such confidentiality agreement shall not in any way restrict such party from complying with its disclosure obligations under this

Agreement, including with respect to such proposal), and such furnished information is delivered promptly to the other party (to the extent such information has not been previously furnished or made available by such party to the other party) or (B) Parent and the Company from taking and disclosing to its respective stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to any Acquisition Proposal; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement and in no event shall such party or such party’s Board of Directors or a committee thereof take any action that would constitute a Change of Recommendation in respect of a Company Acquisition Proposal other than in compliance with Section 5.3(d).
(b)    Each of Parent and the Company shall promptly, and in no event later than 24 hours, after its receipt of any Acquisition Proposal or any request for nonpublic information relating to it or any of its Subsidiaries in connection with an Acquisition Proposal, advise the other party orally and in writing of such Acquisition Proposal or request, including providing the identity of the person making or submitting such Acquisition Proposal or request, and, (x) if it is in writing, a copy of such Acquisition Proposal and any related draft agreements and (y) if oral, a reasonably detailed summary of any such Acquisition Proposal or request that is made or submitted by any person during the period between the date hereof and the Closing. Each of Parent and the Company shall keep the other reasonably informed in all material respects on a current basis with respect to the status and details of, including any change to the status or material terms of, any such Acquisition Proposal.
(c)    Upon the execution of this Agreement, each of the Company and Parent shall, and shall cause their respective Subsidiaries and their and their Subsidiaries respective officers, directors and employees, and shall use their reasonable best efforts to cause their and their Subsidiaries respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between or any of their Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than the parties to this Agreement) that relate to any Acquisition Proposal and, to the extent provided by the applicable confidentiality agreement or similar agreement governing such discussions, require any third party to such discussions to return to such party or to destroy all confidential information of such party and its Subsidiaries.
(d)    Except as contemplated by this Section 5.3(d), neither the Board of Directors of Parent or the Company, respectively, nor any respective committee thereof shall (i) (A) withhold, withdraw, qualify or modify, or resolve to or publicly propose to withhold, withdraw, qualify or modify their respective Recommendations in a manner adverse to the other party, (B) fail to reaffirm or re-publish their respective Recommendations within five days of being requested by the other party to do so (provided that, the other party shall not make more than two such requests) or (C) approve, adopt or recommend any Acquisition Proposal (each such action set forth in clauses (A) through (C) above being a “Company Change of Recommendation”) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract (other than the confidentiality agreement referred to in Section 5.3(a)) or any tender offer providing for, with respect to, or in connection with any Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of Parent or the Company, respectively, may at any time prior to receipt of their requisite Stockholder Approval, in respect of a Acquisition Proposal, (i) make a Change of Recommendation and/or (ii) terminate this Agreement pursuant to Section 7.1(i) of this Agreement, if and only if: (A) an Acquisition Proposal is made to such party by a third party, and such offer is not withdrawn; (B) such party’s Board of Directors determines after consultation with its financial advisors that such offer constitutes a Superior Offer; (C) the Board of Directors of such party determines in good faith (after consultation with outside legal counsel) that failure to take such action would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its duties under applicable Laws; (D) the Board of Directors of such party has provided to the other party five business days prior written notice of its intent to take such action (which notice shall include the reasonable details regarding the cause for, and nature of, such party’s Change of Recommendation) and, if requested by the other party, negotiate in good faith with the other party during such five business day period regarding revisions to this Agreement which would avoid such Change of Recommendation and/or termination.
The Board of Directors of Parent and the Company, respectively, may not, in respect of a Acquisition Proposal, make a Change of Recommendation in a manner adverse to the other party except in compliance in all respects with this Section 5.3(d) and Section 7.1(i). For the avoidance of doubt, a change of Recommendation to “neutral” is a Change of Recommendation.
(e)    As used in this Agreement:
(i)    “Acquisition Proposal” shall mean any bona fide offer, inquiry, proposal or indication of interest received from a third party (other than an offer, inquiry, proposal or indication of interest by a party to this Agreement) relating to any Acquisition Transaction;
(ii)    “Acquisition Transaction” shall mean any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving either the Parent or the Company other than the Transactions; (b) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or “Group” (as defined in the Exchange Act) of persons directly or indirectly acquires beneficial or record ownership of securities representing twenty percent (20%) or more of any class of equity securities of Parent or the Company; (c) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets of Parent or the Company, and their respective Subsidiaries, taken as a whole; or (d) any liquidation or dissolution of Parent or the Company or any of their respective Subsidiaries; and
(iii)    “Superior Offer” shall mean an Acquisition Proposal (provided that for purposes of this definition, references to 20% in the definition of Acquisition Transaction shall be deemed to be references to 50%) that Parent’s or the Company’s Board of Directors, as the case may be, determines, in good faith after consultation with its financial advisors and outside legal counsel taking into account all financial, legal and regulatory terms and conditions of Acquisition Proposal (including any conditions to and expected timing of consummation and, any risks of non-consummation of such Acquisition Proposal) to be more favorable to Parent or the Company, as the case may be, and its stockholders (in their capacity as stockholders) as compared to the Transactions, including the Merger, and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by Parent or the Company, as the case may be.
Section 5.4    Proxy Statement; Company Stockholders’ Meeting
.
(a)    Joint Proxy Statement/Prospectus and Form S-4.
(i)    As promptly as practicable after the date of this Agreement, Parent, Merger Sub and the Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Company Stockholders at the Company Stockholders Meeting and to the Parent stockholders at the Parent Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and Parent shall prepare, together with the Company, and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the issuance of Parent Common Stock pursuant to the Transactions (the “Parent Stock Issuance”) (such Form S-4, and any amendments or supplements thereto, the “Form S-4”.
(ii)    Each of Parent and the Company shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC as promptly as practicable after their initial filing, to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby in accordance with the terms of this Agreement and to mail the Joint Proxy Statement/Prospectus to their respective stockholders as promptly as practicable after the Form S-4 is declared effective. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC.

(iii)    Each of Parent and the Company represents and warrants to the other, and covenants that, none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Parent and the Company shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. No representation or warranty shall be made by either such party with respect to statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4.
(iv)    Parent and the Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act rules and regulations thereunder. Parent shall use its reasonable best efforts to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the Parent Stock Issuance, and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.
(v)    Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has been declared effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment or supplement of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time, any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, disseminated to the stockholders of Parent and the Company and, if required in connection therewith, proxies shall be re-solicited with respect thereto.
(vi)    Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and any substantive correspondence and responses to SEC comments. Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided that the Company, in connection with a Change in Company Recommendation, and Parent, in connection with a Change in Parent Recommendation, may amend or supplement the proxy statement for the Company, the proxy statement for Parent or the Form S-4 (including by incorporation by reference) to effect or reflect such change without the other party’s approval, by an amendment or supplement which effects or reflects a Change in Company Recommendation or a Change in Parent Recommendation (as the case may be); provided further that any such amendment or supplement is limited to (A) a Change in Company Recommendation or a Change in Parent Recommendation (as the case may be), (B) a discussion of the reasons of the Company Board of Directors or Parent Board of Directors (as the case may be) for making such Change in Company Recommendation or Change in Parent Recommendation (as the case may be) and (C) background information regarding the Company Board of Directors’ or Parent Board of Directors’ (as the case may be) deliberations and conclusions relating to the Change in Company Recommendation or Change in Parent Recommendation (as the case may be) or other factual information reasonably related thereto. Each party will provide the other party with a copy of all filings made with and written communications to the SEC.
(b)    Company Stockholders Meeting. The Company shall duly take lawful action to establish a record date for, call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval with respect to the transactions contemplated by this Agreement and, unless it is permitted to make a Company Change of Recommendation pursuant to Section 5.3, shall use its reasonable best efforts to solicit the adoption of this Agreement by its stockholders in accordance with applicable Law. The Company’s Board of Directors shall include the Company Recommendation in the Joint Proxy Statement/Prospectus and shall not make a Company Change of Recommendation, except as and to the extent permitted by Section 5.3.
(a)    Parent Stockholders Meeting. Parent shall duly take all lawful action to establish a record date for, call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Parent Stockholders Meeting” and, together with the Company Stockholders Meeting, the “Required Stockholders Meetings”) for the purpose of obtaining the Parent Stockholder Approval with respect to the transactions contemplated by this Agreement and, unless it is permitted to make a Parent Change of Recommendation pursuant to Section 5.3, shall use its reasonable best efforts to solicit the approval of its stockholders of this Agreement by its stockholders in accordance with applicable Law. The Parent Board of Directors shall include the Parent Recommendation in the Joint Proxy Statement/Prospectus and shall not make a Parent Change of Recommendation, except as and to the extent permitted by Section 5.3. In addition, the Parent shall submit to a vote of its of its stockholders at the Parent Stockholders Meeting an amendment to its 2010 Equity Compensation Plan to increase the number of shares of Parent Common Stock available for grants to be made under such plan by 2,500,000 shares, which such additional shares of Parent shall be used for future grants to be made to all eligible employees at the discretion of the Compensation Committee of the Parent’s Board of Directors.
(b)    The Company and Parent shall each use its reasonable best efforts to cause the Company Stockholders Meeting and the Parent Stockholders Meeting to be held on the same date. Once the Required Stockholders Meetings have been called and noticed, neither the Company nor Parent shall postpone or adjourn its respective Required Stockholders Meeting without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 5.5    Employee Matters
.
(a)    For purposes of vesting, eligibility to participate and accrual and level of benefits under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited for his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or to benefit accrual under a defined benefit pension plan. In addition, and without limiting the generality of the foregoing, (A) Parent shall cause each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan set forth on Section 3.10(a) of the Company Disclosure Schedule in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (B) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of Parent or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(b)    Parent agrees that it will use reasonable best efforts to cause all amounts due under Parent’s deferred compensation program to be paid in Parent Common Stock, based on the fair market value of Parent Common Stock on the date paid, on or prior to the Effective Time; provided, however, that Parent shall not be required to pay any amount in Parent Common Stock to the extent that shares are not available at such time of payment under existing Parent Registration Statements on Form S-8 as of the date of this Agreement; provided, further, that to the extent payments cannot be made in Parent Common Stock due to the previous clause, Parent agrees to use reasonable best efforts to delay such payments in Parent Common Stock, until an effective Registration Statement on Form S-8 is filed after the Effective Time represent shares approved by Parent stockholders as contemplated by Section 5.4(c) hereof. Parent agrees, covenants, represents, and warrants that all bonuses granted by Parent that are payable in Parent Common Stock, but have not been paid in Parent Common Stock prior to the date of this Agreement, whether or not vested, are valued based on the fair market value of Parent Common Stock on the date of payment.
(c)    The Company agrees to use reasonable best efforts to cause any payments due, if any, under the Company’s 2011 Bonus Program to be paid to the recipients in Company Common Stock in lieu of cash, based on the fair marked value of Company Common Stock on the date paid; provided, however, the Company shall not be required to pay any amount in Company Common Stock to the extent that shares are not available at such time of payment under existing Company Registration Statements on Form S-8 as of the date of this Agreement.
Section 5.6    Regulatory Approvals; Third-Party Consents; Reasonable Best Efforts
.
(a)    Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including Parent Approvals and the Company Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii)

the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions.
(b)    Subject to the terms and conditions herein provided and without limiting the foregoing, Parent and the Company shall as promptly as practicable following the date of this Agreement, but in any event within 30 days, use reasonable best efforts to (i) make all necessary filings and thereafter make any other required submissions in respect of each of Parent Approvals and the Company Approvals, (ii) cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) subject to Section 5.6(b), take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions.
Section 5.7    Takeover Statute
. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions. If any takeover plan or agreement may become, or purport to be, applicable to the Transactions, Parent shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such plan or agreement on the Transactions.
Section 5.8    Public Announcements
. Except with respect to a Company Change of Recommendation or any action taken by Parent or the Company or their Boards of Directors pursuant to, and in accordance with, Section 5.3 (or in response thereto), so long as this Agreement is in effect, the parties shall use reasonable best efforts to consult with each other before issuing any press release or making any public announcement relating to this Agreement or the Transactions and, except for any press release or public announcement as may be required by applicable Law, court process or any listing agreement with any national securities exchange, shall use reasonable efforts not to issue any such press release or make any such public announcement without consulting the other parties. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.
Section 5.9    Indemnification and Insurance
.
(a)    From and after the Effective Time, Parent shall cause the Surviving

Corporation to honor all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws or other organization documents or in any agreement to which Company or any of its Subsidiaries is a party, which rights shall survive the Merger and shall continue in full force and effect to the extent permitted by Law. For a period of six years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions of Company’s and any of Company’s Subsidiaries’ certificate of incorporation or bylaws or similar organization documents in effect as of the date hereof or in any indemnification agreements of Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9 without limit as to time.
(b)    From and after the Effective Time, Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer and employee of Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (provided, that any Action may only be settled with the prior written consent of Parent, not to be unreasonably withheld) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission relating to their position with the Company or its Subsidiaries occurring or alleged to have occurred before or at the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, (i) the Indemnified Party shall have the right to select its own counsel, which counsel shall be reasonably satisfactory to the Surviving Corporation, and (ii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the business corporation law of the Surviving Corporation’s state of incorporation and the certificate of incorporation or by-laws of the Surviving Corporation shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party. The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties. Parent shall cause the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.
(c)    For a period of six years from the Effective Time, Parent shall cause to be maintained (on terms and conditions no less advantageous to the indemnified parties) in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Closing Date maintained by Parent and its Subsidiaries with respect to matters arising on or before the Effective Time either through Parent’s existing insurance provider or another provider reasonably selected by Parent; provided, however, that, after the Effective Time, Parent shall not be required to pay annual premiums in excess of 200% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, however, that in lieu of the foregoing insurance coverage, the Company may direct Parent to purchase “tail” insurance coverage (on terms and conditions no less advantageous to the indemnified parties), at a cost no greater than the aggregate amount which the Surviving Corporation would be permitted to spend during the six-year period provided for in this Section 5.9(c), that provides coverage no materially less favorable than the coverage described above.
(d)    Parent shall cause the Surviving Corporation to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.
(e)    The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organization documents of Parent or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
(f)    In the event that the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.9.
Section 5.10    Control of Operations
. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
Section 5.11    Notification of Certain Matters; Stockholder Litigation
.
(a)    Each of Parent and the Company shall give prompt written notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VI not being able to be satisfied prior to the End Date.
(b)    Prior to the Effective Time, each of the Company and Parent shall give prompt notice to the other, of any actions, suits, claims or proceedings commenced or, to the knowledge of such party, threatened against such party or its Subsidiaries which relate to this Agreement and the Transactions.
Section 5.12    Stock Listing
. Parent shall use its reasonable best efforts to cause (i) the Shares of Parent Common Stock to be issued in the Merger and (ii) the shares of Parent Common Stock to be reserved for issuance upon the exercise, vesting or payment under any Converted Stock Option or Converted Restricted Stock Unit, to be approved for listing on the NYSE Amex, subject to official notice of issuance, prior to the Effective Time.
Section 5.13    Section 16 Matters
. Prior to the Effective Time, each of Parent and the Company shall use its reasonable best efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of shares of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to Section 16 of the Exchange Act with respect to the Company (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby).
Section 5.14    Tax Treatment
.
(a)    For U.S. federal income tax purposes, the Merger is intended to be a reorganization within the meaning of Section 368(a) of the Code and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368(a) of the Code and for the purpose of qualifying the Merger as a Tax-free transaction for U.S. federal income Tax purposes. Each of the parties shall use commercially reasonable efforts to cause the Merger to qualify as a “reorganization” under the provisions of Section 368(a) of the Code and will not take any action inconsistent with the Merger qualifying as a reorganization under Section 368(a) of the Code. Each of Parent and the Company covenants and agrees to use its commercially reasonable efforts to defend in good faith all challenges to the treatment of the Merger as a reorganization as described in this Section 5.14, and none of the parties will take or cause to be taken any action which would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a). Each of Parent and Company agree that if such Party becomes aware of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code, it will promptly notify the other parties in writing of such fact or circumstance. If applicable, each of Parent and the Company will comply with all reporting and record-keeping obligations set forth in the Code and the U.S. Department of Treasury regulations that are consistent with the Merger qualifying as a “reorganization” under the provisions of Section 368(a) of the Code. The parties acknowledge and agree to make such representations or warranties as to the qualification of the Merger as a reorganization under Section 368 of the Code as requested by counsel.
(b)    For a period of one (1) year from the Effective Time, Parent will continue at least one (1) significant historic business line of the Company or use at least a significant portion of the Company’s  historic business assets in a business, each within the meaning of U.S. Department of Treasury Regulation 1.368-1(d).
Section 5.15    Rights Plan
. Parent shall take all further action (in addition to that referred to in Section 4.26) necessary in order to render the rights granted under the Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement. Prior to the Effective Time, Parent shall not terminate, waive any provision of, exempt any Person (other than the Company, its affiliates and Company Stockholders) from or amend the terms of the Rights Plan (or redeem the rights granted under the Rights Plan).

Section 5.16    Cooperation with Financing
.
(a)    Parent has delivered to the Company copies of a letter of intent of Bridge Bank, N.A. (the “Bridge Bank”), dated as of October 11, 2011, pursuant to which Bridge Bank, subject to the terms and conditions set forth therein, has summarized for discussion purposes the financing that Bridge Bank is interested in considering (the “Bank Letter”). Subject to the funding of the financing set forth in the Bank Letter in accordance with its terms, the aggregate proceeds of the financing contemplated by the Bank Letter shall be sufficient to enable Parent to consummate the transactions contemplated by this Agreement.
(b)    Parent shall use reasonable best efforts to cause the financing contemplated by the Bank Letter, subject to the terms and conditions set forth therein, to be available at Closing; provided, however, that if funds in the amount set forth in the

Bank Letter become unavailable to Parent on the terms and conditions set forth therein, Parent shall use its best reasonable efforts to obtain such funds to the extent available on terms and conditions no less favorable in the aggregate to Parent than as set forth in the Bank Letter (the “Alternate Financing”).
(c)    The Company shall provide, shall cause the Company Subsidiaries to provide and shall use its reasonable best efforts to cause its and their Representatives to provide, such reasonable cooperation in connection with the arrangement of any debt financing as may be reasonably requested by Parent, including (a) participation in meetings, presentations, drafting sessions, and due diligence sessions, (b) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent to consummate such debt financing, (c) cooperating with the marketing efforts of Parent and its financing sources for any portion of such debt financing, reasonably facilitating the pledging of collateral and execution and delivery of definitive financing documents and customary deliverables and (e) using reasonable best efforts to obtain legal opinions and certificates as reasonably requested by Parent.
Article VI

CONDITIONS TO THE MERGER
Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger
. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:
(a)    Company Stockholder Approval and Parent Stockholder Approval shall have been obtained.
(b)    No (i) temporary restraining order or preliminary or permanent injunction or other order by any Federal or state court or other tribunal of competent jurisdiction preventing consummation of the Merger or (ii) applicable Federal or state law prohibiting consummation of the Merger (collectively, “Restraints”) shall be in effect.
(c)    The shares of (i) Parent Common Stock to be issued in the Merger and (ii) Parent Common Stock to be reserved for issuance upon exercise, vesting or payment under any Converted Stock Option or Converted Restricted Stock Unit shall have been approved for listing on the NYSE Amex, subject to official notice of issuance.
(d)    The Form S-4 shall have become effective under the Securities Act, and no stop order or similar restraining order by the SEC suspending the effectiveness of the Form S-4 shall be in effect.
(e)    Parent shall have entered into the employment agreements with the certain persons listed on, and on terms substantially as those set forth in, Section 6.1(e) of the Parent Disclosure Schedule.
(f)    Parent shall have received financing on the terms provided for in the Bank Letter or any Alternate Financing.
Section 6.2    Conditions to Obligation of the Company to Effect the Merger
. The obligation of the Company to effect the Merger is further subject to the fulfillment of, or the waiver by the Company on or prior to the Effective Time of, the following conditions:
(a)    The representations and warranties of Parent and Merger Sub set forth herein (i) with respect to Section 4.2(a), Section 4.3(a), Section 4.20 and Section 4.21 shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in all respects (except in the case of Section 3.2(a) for such inaccuracies as are de minimis in the aggregate) and (ii) with respect to all other representations and warranties shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of clause (ii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    Each of Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.
(c)    A Parent Material Adverse Effect shall not have occurred since the date hereof.
(d)    Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.2(a) and 6.2(b) have been satisfied.
(e)    Parent shall have received financing on the terms provided for in the Bank Letter or any Alternate Financing.
(f)    Parent shall have received the third party consent set forth on Section 6.2(f) of the Company Disclosure Schedule.
Section 6.3    Conditions to Obligation of Parent to Effect the Merger
. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment of, or the waiver by the Parent on or prior to the Effective Time of, the following conditions:
(a)    The representations and warranties of the Company set forth herein (i) with respect to Section 3.2(a), Section 3.3(a), Section 3.19 and Section 3.20 shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in all respects (except in the case of Section 3.2(a) for such inaccuracies as are de minimis in the aggregate) and (ii) with respect to all other representations and warranties shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of clause (ii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.
(c)    A Company Material Adverse Effect shall not have occurred, since the date hereof.
(d)    The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b), and 6.3(c) have been satisfied.
(e)    The Company shall have received the third party consent set forth on Section 6.3(e) of the Parent Disclosure Schedule.
Section 6.4    Frustration of Closing Conditions
. Neither the Company nor Parent may rely, as a basis either for not consummating the Transactions, including the Merger, or terminating this Agreement and abandoning the Transactions, including the Merger, on the failure of any condition set forth in Section(s) 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any material provision of this Agreement or failure to use its reasonable best efforts to consummate the Transactions, including the Merger, as required by and subject to Section 5.6.
Article VII

TERMINATION
Section 7.1    Termination or Abandonment
. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company:
(a)    by the mutual written consent of Parent and the Company;
(b)    by either Parent or the Company if the Merger shall not have been consummated on or prior to the six (6) month anniversary of the date hereof (the “End Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement;
(c)    by either Parent or the Company if any Restraint having any of the effects set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint;
(d)    by either Parent or the Company if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and Company Stockholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate under this Section 7.1(d) shall not be available to the Company where the failure to obtain Company Stockholder Approval shall have been caused by or related to the Company’s material breach of this Agreement;
(e)    by either Parent or the Company if Parent Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and Parent Stockholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate under this Section 7.1(e) shall not be available to Parent where the failure to obtain Parent Stockholder Approval shall have been caused by or related to Parent’s material breach of this Agreement;
(f)    by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) is not cured within 30 days of receipt of the written notice contemplated by the proviso below in this Section 7.1(f) or cannot be cured by the End Date, provided, that the Company shall have given Parent written notice, delivered at least 30 days prior to such termination (but no later than the expected Closing Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;
(g)    by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) is not cured within 30 days of receipt of the written notice contemplated by the proviso below in this Section 7.1(g) or cannot be cured by the End Date, provided, that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination (but no later than the expected Closing Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination;
(h)    by Parent or the Company, in the event the other party or any of such other party’s Subsidiaries or their respective affiliates, directors, officers, employees or Representatives shall have breached in any material respect any of their respective obligations under Section 5.3;
(i)    by the Company, at any time prior to obtaining Company Stockholder Approval, in order to enter into a written definitive agreement for a Company Superior Offer, if the Company has complied with its obligations under Section 5.3(d); provided, however, that any such purported termination by the Company pursuant to this Section 7.1(i) shall be void and of no force or effect unless Parent pays to Parent the Company Termination Fee in accordance with Section 7.2;
(j)    by Parent, at any time prior to obtaining Parent Stockholder Approval, in order to enter into a written definitive agreement for a Parent Superior Offer, if Parent has complied with its obligations under Section 5.3(d); provided, however, that any such purported termination by Parent pursuant to this Section 7.1(j) shall be void and of no force or effect unless Parent pays to the Company Parent Termination Fee in accordance with Section 7.2;
(k)    by Parent, if there has been a Company Change of Recommendation; or
(l)    by the Company, if there has been a Parent Change of Recommendation.
In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the provisions of Sections 7.2, 8.2, 8.4, 8.5 and 8.6), and there shall be no other liability on the part of Parent or the Company to the other except under such provisions, or for liability arising out of fraud or intentional or material breach of this Agreement or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
Section 7.2    Effect of Termination
.
(a)    Parent and the Company agree that (i) if this Agreement is terminated by (A) Parent pursuant to Section 7.1(h) or Section 7.1(k) or (B) the Company pursuant to Section 7.1(i) or (ii) (A) if this Agreement is terminated by Parent pursuant to Section 7.1(g)and the breach or other circumstance giving rise to such termination was willful, or by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d), (B) prior to any such termination, any person (other than Parent or its affiliates) shall have made a Company Acquisition Proposal which shall have been publicly announced or disclosed (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal) and (C) within twelve months after such termination of this Agreement, the Company shall have entered into an agreement to consummate, or shall have consummated, a Company Acquisition Transaction, then the Company shall pay to Parent the Company Termination Fee. Any Company Termination Fee shall be paid to Parent by the Company in immediately available funds (x) upon termination of this Agreement in the case of a termination pursuant to clause (i)(B) above, (y) within five business days after termination in the case of a termination pursuant to clause (i)(A) above and (z) upon the execution of or entrance into a definitive agreement with respect to a Company Acquisition Transaction in the case of a termination pursuant to clause (ii) above.
(b)    Parent and the Company agree that (i) if this Agreement is terminated by (A) the Company pursuant to Section 7.1(h) or Section 7.1(l) or (B) Parent pursuant to Section 7.1(j) or (ii) (A) if this Agreement is terminated by the Company pursuant to Section 7.1(f) and the breach or other circumstance giving rise to such termination was willful, or by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(e), (B) prior to any such termination, any person (other than the Company or its affiliates) shall have made a Parent Acquisition Proposal which shall have been publicly announced or disclosed (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make a Parent Acquisition Proposal) and (C) within twelve months after such termination of this Agreement, Parent shall have entered into an agreement to consummate, or shall have consummated, a Parent Acquisition Transaction, then the Parent shall pay to the Company the Parent Termination Fee. Any Parent Termination Fee shall be paid to the Company by Parent in immediately available funds (x) upon termination of this Agreement in the case of a termination pursuant to clause (i)(B) above, (y) within five business days after termination in the case of a termination pursuant to clause (i)(A) above and (z) upon the execution of or entrance into a definitive agreement with respect to a Parent Acquisition Transaction in the case of a termination pursuant to clause (ii) above.
(c)    As used in this Agreement, “Company Termination Fee” shall mean $500,000.
(d)    As used in this Agreement, “Parent Termination Fee” shall mean $500,000.
(e)     Upon payment of Company Termination Fee in accordance with this Section 7.2, the Company shall have no further liability to the Parent or its stockholders with respect to this Agreement or the Transactions; provided, that nothing herein shall release any party from liability for intentional breach or fraud. The parties acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
(f)    Upon payment of Parent Termination Fee in accordance with this Section 7.2, Parent shall have no further liability to the Company or its stockholders with respect to this Agreement or the Transactions; provided, that nothing herein shall release any party from liability for intentional breach or fraud. The parties acknowledge and agree that in no event shall Parent be required to pay Parent Termination Fee on more than one occasion.
Article VIII

MISCELLANEOUS
Section 8.1    Survival
. The parties agree that the terms of the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Article VII and, in the event of the termination of this Agreement pursuant to Article VII, all references to "the date hereof" in the Confidentiality Agreement shall be deemed to be the date of such termination None of the representations, warranties, covenants and agreements in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.
Section 8.2    Expenses
. Except as otherwise provided in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring or required to incur such expenses.
Section 8.3    Counterparts; Effectiveness
. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.
Section 8.4    Governing Law
. This Agreement shall be governed by and construed in accordance with (a) the Laws of the State of Nevada with respect to matters, issues and questions relating to the Merger or the duties of the Board of Directors of Parent or Merger Sub, (b) the Laws of the State of Delaware with respect to matters, issues and questions relating to the fiduciary duties of the Board of Directors of the Company and (c) the Laws of the State of Delaware with respect to all other matters, issues and questions, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 8.5    Jurisdiction; Specific Enforcement
. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Federal court located in the state of Delaware. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement to enforce specifically the terms and provisions hereof in any Delaware state court or any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.
Section 8.6    WAIVER OF JURY TRIAL
. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.
Section 8.7    Notices
. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided, that any notice received by facsimile transmission or otherwise at the addressee’s location on any non-business day or any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows:
To the Company:        Vertro, Inc.
143 Varick Street
New York, New York 10013

Facsimile:         (212) 736-9121
Attention:          John B. Pisaris, General Counsel

with copies to:            Porter, Wright, Morris & Arthur, LLP
41 S. High Street, Suite 2800
Columbus, Ohio 43215

Facsimile:         (614) 227-2100
Attention:         Jeremy D. Siegfried, Esq.

To Parent or Merger Sub:    Inuvo, Inc.
15550 Lightwave Drive, Suite 300
Clearwater, Florida 33760

Facsimile:         (727) 683-9342
Attention:         Wallace D. Ruiz, Chief Financial Officer

with copies to:            Schneider Weinberger LLP
2200 Corporate Boulevard, N.W., Suite 210
Boca Raton, Florida 33431

Facsimile:        (561) 362-9612
Attention:        James M. Schneider, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
Section 8.8    Disclosure Schedule
. The parties hereto agree that any reference in a particular Section of either Parent Disclosure Schedule or the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement (regardless of the absence of an express reference or cross-reference in a particular Section of this Agreement or a particular Section of either Parent Disclosure Schedule or Parent Disclosure Schedule), but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent.
Section 8.9    Assignment; Binding Effect
. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
Section 8.10    Severability
. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
Section 8.11    Entire Agreement; No Third-Party Beneficiaries
. This Agreement (including the schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder except (i) as specifically provided in Section 5.9, and (ii) that the Company shall have the right to pursue damages on behalf of its stockholders in the event of Parent or Merger Sub’s breach or wrongful termination of this Agreement, which right is hereby acknowledged by Parent and Merger Sub.
Section 8.12    Amendments; Waivers
. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE Amex require further approval of the stockholders of Parent, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of Parent. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 8.13    Obligations of the Company and of Parent
. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires the Merger Sub to take any action, such requirements shall be deemed to include an undertaking on the part of the Parent to cause the Merger Sub to take such action.
Section 8.14    Headings
. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.15    Interpretation
. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.16    Further Assurances
. Each party will execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Transaction in accordance with the terms hereof.
Section 8.17    Definitions
. References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner on the date hereof (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge of the persons listed in Section 8.17 of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the persons listed in Section 8.17 of the Company Disclosure Schedule. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
VERTRO, INC.
By:     /s/ John B. Pisaris
    Name: John B. Pisaris
    Title: General Counsel & Secretary
ANHINGA MERGER SUBSIDIARY, INC.
By:    /s/ Richard K. Howe
    Name: Richard K. Howe
    Title: Chief Executive Officer
INUVO, INC.
By:    /s/ Richard K. Howe
    Name: Richard K. Howe
    Title: Chief Executive Officer

[Signature Page to Merger Agreement]

List of Omitted Schedules and Exhibits

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules and exhibits to the Agreement and Plan of Merger, by and among Vertro, Inc., Inuvo, Inc., and Anhinga Merger Subsidiary, Inc., dated October 16, 2011, have not been provided herein:

Schedules

Company Disclosure Schedule

Section 1.9 – Designated Directors
Section 3.1(b) – Qualification, Organization, Subsidiaries, etc.
Section 3.1(c) – Company Material Adverse Effect
Section 3.3 – Corporate Authority Relative to this Agreement; No Violation
Section 3.4 – SEC Reports and Financial Statements
Section 3.7 – Investigations; Litigation
Section 3.9 – Tax Matters
Section 3.10 – Employee Benefit Plans
Section 3.16 – Intellectual Property
Section 3.17 – Material Contracts
Section 5.1– Conduct of Business by the Company
Section 6.2 – Conditions to Obligation of the Company to Effect the Merger
Section 8.17 – Definitions

Parent Disclosure Schedule
Section 4.1(b) – Qualification, Organization, Subsidiaries, etc.
Section 4.1(c) – Parent Material Adverse Effect
Section 4.2 – Stock
Section 4.3 – Corporate Authority Relative to this Agreement; No Violation
Section 4.7 – Investigations; Litigation
Section 4.9 – Tax Matters
Section 4.10 – Employee Benefit Plans
Section 4.16 – Intellectual Property
Section 4.17 – Material Contracts
Section 5.1 – Conduct of Business by the Parent
Section 6.1(e) – Employment Agreements
Section 6.3 – Conditions to Obligations of the Parent to Effect the Merger
Section 8.17 – Definitions

Exhibits
N/A

Vertro, Inc. and Inuvo, Inc. agree to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.